As filed with the Securities and Exchange Commission on March 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NDIVISION INC.
(Exact name of Registrant as specified in its charter)

Nevada	541513	47-5133966
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Alan Hixon, Chief Executive Officer

7301 N. State Highway 161, Suite 100

Irving, TX 75039

(214) 785-6355

 (Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Alan Hixon, Chief Executive Officer

7301 N. State Highway 161, Suite 100

Irving, TX 75039

(214) 785-6355

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Ken Bart, Esq.

Ward and Smith, P.A.

127 Racine Drive

Wilmington, NC 28403

(910) 794-4820

(910) 794-4877 (fax)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Aggregate Amount of Shares to be Issued		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share, underlying convertible notes (2)	4,161,500	(1)	$1,435,000	$156.56
Total	4,161,500	(1)	$1,435,000	$156.56

______________

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”). Includes offering price of approximately 4,161,500 shares which the Selling Stockholders have the right to acquire pursuant to the conversion of convertible notes, which includes 3,587,500 shares to be issued upon conversion of the principal amount of convertible notes, as well as 574,000 additional shares that may be issued based on 8% interest per annum until the two year maturity date of the convertible notes, assuming a conversion price of $0.40 per share.

(2)

Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities & Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus (“Prospectus”) is not complete and may be changed. The Selling Stockholders may not sell these securities until the Registration Statement filed with the United States Securities and Exchange Commission is effective, or until an exemption from registration is available. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

(Subject to Completion, Dated March    , 2021)

NDIVISION INC.

Shares of Common Stock Underlying Convertible Notes

This Prospectus relates to the resale from time to time of an aggregate of up to 4,161,500 shares of the common stock par value $0.001 per share, (the “Common Shares”) of nDivision Inc., a Nevada corporation, by the Selling Stockholders (each a “Selling Stockholder”, and collectively, the "Selling Stockholders"), underlying, and pursuant to the conversion of convertible notes (the "Notes") which were acquired from the Company pursuant to subscription agreements for an aggregate purchase price of $1,435,000. The 4,161,500 shares being registered includes 3,587,500 shares that may be issued pursuant to the conversion of the principal amount of the Notes, as well as 574,000 additional shares that may be issued pursuant to the conversion of accrued interest over the two year term of the Notes, assuming a conversion price of $0.40 per share. The Selling Stockholders have informed us that they are not “underwriters” within the meaning of the Securities Act. The Securities and Exchange Commission (“SEC”) may take the view that, under certain circumstances, any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders may sell Common Shares underlying the Notes from time to time in the principal market on which the Registrant’s Common Stock is quoted and traded at the prevailing market price or in negotiated transactions. We will not receive any of the proceeds from the sale of those Common Shares being sold by the Selling Stockholders. We did, however, receive net proceeds of approximately $1,435,000 pursuant to the sale of the Notes to the Selling Stockholders. We will pay the expenses of registering these Common Shares underlying the Notes.

Pursuant to registration rights granted to the Selling Stockholders, we are obligated to register the Common Shares underlying the Notes. We will not receive any proceeds from the sale of the Common Shares by the Selling Stockholders.

Our common stock is quoted on the over-the-counter market on the OTCQB and trades under the symbol “NDVN”. The last reported sale price of the Common Stock on the OTCQB on March 5, 2021, was $0.73 per share.

The Selling Stockholders are offering the Common Shares underlying the Notes. The Selling Stockholders may sell all or a portion of these Common Shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders will receive all proceeds from such sales of the Common Shares. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

In aggregate, the Selling Stockholders may sell up to 4,161,500 Common Shares under this Prospectus, which includes 3,587,500 shares that may be issued pursuant to the conversion of the principal amount of the Notes, as well as 574,000 additional shares that may be issued pursuant to the conversion of accrued interest over the two year term of the Notes, assuming a conversion price of $0.40 per share. We are obligated to file a supplemental registration statement or registration statements in order to register all of the Common Shares, in the event that the conversion price is lower than $0.40 per share due to adjustments as is further described in this Registration Statement, resulting in additional shares being issued that have not been registered pursuant to this Registration Statement.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 11.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus titled “Risk Factors” beginning on page 11 before buying any shares of our common stock.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement of which this prospectus forms a part filed with the Securities and Exchange Commission is effective, or until an exemption from registration is available. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is March , 2021.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this Prospectus or that we have referred you to via this Prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us except for the information contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date on the front cover page of this Prospectus regardless of when the time of delivery of this Prospectus or the sale of any Common Stock occurs. Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained herein this Prospectus by reference thereto is correct as of any time after its date.

The Selling Stockholders may not sell the securities until the registration statement filed with the Securities and Exchange Commission (“Registration Statement”) is effective or pursuant to an exemption from registration, including pursuant to Rule 144 as described below. This Prospectus is not an offer to sell nor is it a solicitation of an offer to buy Common Stock in any jurisdiction in which such offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus and in the documents incorporated by reference into this Prospectus. This summary does not contain all the information you should consider before investing in the Common Stock. Before making an investment decision, you should carefully read the entire Prospectus and the documents incorporated by reference into this Prospectus, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this Registration Statement and Prospectus, the term “Registrant” refers to nDivision Inc., and the terms “Company”, “nDivision”, “we,” “us,” or “our” refer to nDivision Inc., and its consolidated subsidiaries unless the context otherwise requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus or such prospectus supplement only. Because the risk factors referred to above, as well as the risk factors incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as may be required under applicable law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and particularly our forward-looking statements, by these cautionary statements.

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ABOUT NDIVISION INC.

Business Overview

nDivision supports organizations in their journey towards digital transformation using advanced technologies across the datacenter, cloud, network and end user help desk. Progressive Chief Information Officers (“CIOs”) want to reduce the proportion of their IT budget that is spent on KTLO (Keeping The Lights On) and pivot towards initiatives that make the organization more effective and more efficient; however, IT Operations is still a critical business function and cannot be compromised. In the past, service providers have promised lower costs and improved service levels through labor arbitrage, achieved by utilizing offshore resources. Unfortunately, this has rarely lived up to expectations, and has generally resulted in poor service levels and constant additional costs for ‘out of scope’ work. nDivision takes a radically different approach. We hire some of the best talent in the industry, harnesses technologies like automation, artificial intelligence, machine learning and cognitive learning to dramatically reduce costs and drive up service levels. nDivision’s business model is driven by state-of-the-art technologies, low overheads through strategies that include remote working, a flat organizational structure and highly motivated & talented U.S. based employees. The net effect is a very competitive value proposition and delighted customers. nDivision’s services are industry segment agnostic and its customers range from a small and midsize business (“SMB”), through midmarket and large enterprise (the largest customer is a Fortune 500 account). We provide remote support for customer IT operations in 45 countries and across six continents.

Services and Solutions

Autonomic Services

VIRTUAL ENGINEER AS A SERVICE (VEaaS®)

IT has become increasingly pervasive, and its ‘always on’ requirement has made it highly critical. In order to keep it up and running, organizations grew larger and larger IT departments and invested in more and more tools. The problem with this approach is that it is dependent on humans carrying out tasks and using tools, and humans are relatively slow, make mistakes and are transient. VEaaS® meets these challenges head on by typically automating between 60% and 80% of IT Operations tasks across the datacenter and network, after the first twelve months of the service.

SINGLE PANE-OF-GLASS IT OPERATIONS

VEaaS® is an integrated IT Operations platform, not a collection of tools. It is made up of 28 different modules, all of which were developed from the ground up (i.e. no acquired IP) and are fully ITIL compliant. Organizations can choose to implement some or all of the modules, for the same all-inclusive price. Every function is available through a single pane-of-glass, providing visibility and control of incidents, remediation, assets, change management, problem management, knowledge management, SOP’s, etc.

INTEGRATED CMDB

An accurate Configuration Management Database (CMDB) is the heart of ITSM (IT Service Management). Very few major organizations have an accurate CMDB, and many of those who are trying to get there are using a spreadsheet. VEaaS® has an integrated CMDB that is controlled by the change management module, making it very difficult to add, remove or change Configuration Items without maintaining the integrity of the CMDB. Further, the CMDB within VEaaS® can store correlations and dependencies, which improves incident management, and is invaluable when planning major changes such as datacenter and/or cloud migrations.

PRE-BUILT AUTOMATIONS

There are a number of tools available that allow automations to be scripted, however, VEaaS® includes over 20,000 unique pre-built automations spanning multiple areas such as infrastructure, operating systems, hypervisors, services, databases and major applications. These automations run across solutions from all the major vendors and can either run as standard or using a WYSIWYG ‘drag and drop’ approach, can be quickly customized to match an organization’s SOP’s. In fact, if an asset is IP-addressable, can accept keyboard-based commands and generate outputs, it can be part of an automation.

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AUTONOMIC MANAGED SERVICE (AMS)

nDivision’s AMS is built on the VEaaS® platform. In many cases, VEaaS® resolves incidents without any human involvement; this is referred to as Autonomic Resolution. In other cases, VEaaS® gathers all the relevant information at the time that an incident occurs and automatically escalates the ticket to a human engineer; this is referred to as Autonomic Assistance. Sometimes, the VEaaS® platform will notify a human engineer that it has resolved a particular incident multiple times in a given time period and will automatically escalate the incident to Problem Management. There are also some situations where an incident cannot be addressed autonomically and a human will have to investigate the incident and carry out remediation. Where an organization does not want to use its human labor for tasks that cannot be carried out autonomically, nDivision’s AMS provides an ITIL Level 1 Autonomic Managed Service (L1 AMS) and an ITIL Level 2 Autonomic Managed Service (L2 AMS).

END USER HELP DESK

nDivision understands that every minute that an end user is unable to access an IT service or technology costs the organization money. If that user is a knowledge-worker, C-level executive or other key resource, the costs can be significantly higher. Furthermore, equipment costs may only represent 20% of the Total Cost of Ownership, with support costs representing the other 80%. Therefore, optimizing access to technology is a critical area of cost-saving and improved productivity.

Many organizations find that providing a multi-tiered Help Desk for its end users can be challenging. Often, Tier 2 resources cannot be spared to address complex end user issues, which leads to protracted user response and resolution times. Also, when resources are limited, providing a high level of support outside of business hours and over weekends can be difficult to do effectively.

Our Proactive service provides a single point of contact for ticketing and remediation through email, web or by phone, and is charged for based on the number of devices. We install an agent on each device that allows us to quickly provide remote control support and keep patches up to date. The service includes anti-virus & anti-malware protection (or we can leverage your solution) and software distribution for operating systems and applications. Bare metal backups and recovery is an optional service. We leverage manufacturer warranties or a spares program, as needed. All support staff for our Proactive service are based in the U.S.

Our real-time Executive Dashboard provides data on the quality of service (each interaction can be rated by the user), call center statistics (abandonment, talk time, hold time, etc.), inventory data (asset type, operating system, location, etc.) and patching data (installed, missing approved and failed). The Speed of Service metrics includes service level achievement, speed by priority, speed by time and speed by support team member. The Resolved Tickets metrics includes count by team, percentage closed by team, mean time to respond and mean time to resolve. Custom views can also be created as a separate services engagement.

Sales and Marketing

We market and sell our services directly through our professional staff, senior management and direct sales personnel operating out of our business development offices and from home-based locations. We also partner with a number of global service providers (GSPs) that either resell our services across the U.S. or recommend our services to their targeted customers.

Customers

The services we provide are distributed among a number of customers, however a loss of a significant customer or a few significant customers in a short period of time could have a significant impact on our business and could materially reduce revenues. However, the services we provide directly to our customers are multi-year contracts with automatic renewals for at least a year, unless at least ninety (90) days’ notice is served to end the contract at the end of the current term. This provides time for us to adjust our resources accordingly and minimize the impact to cash flow. However, the services that we provide to our larger customers are typically critical to their operations and a termination of our services and therefore have a high renewal rate. The volume of work performed for specific customers is likely to vary from month to month, but these are typically not material variances.

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Competition

The markets for our services are highly competitive, characterized by a large number of participants and subject to rapid change. Competitors may include systems integration firms, contract programming companies, application software companies, cloud computing service providers, traditional consulting firms, professional services groups of computer equipment companies, infrastructure management and outsourcing companies and boutique digital companies. Our direct competitors in large accounts include, among others, Accenture, Atos, Capgemini, Deloitte Digital, DXC Technology, Unisys, HCL Technologies, IBM Global Services, Infosys Technologies, NTT Data, Tata Consultancy Services, Unisys and Wipro. In addition, we compete with numerous smaller local companies in the various geographic markets in which we operate.

The principal competitive factors affecting the markets for our services include the provider’s reputation and experience, vision and strategic advisory ability, digital services capabilities, performance and reliability, responsiveness to customer needs, financial stability, corporate governance and competitive pricing of services. Accordingly, we rely on the following to compete effectively:

•	investments in state-of-the-art technologies;
•	our recruiting, training and retention model;
•	our 24/7 remote global service delivery model;
•	an entrepreneurial culture and approach to our work;
•	strategic partnerships with global service providers;
•	customer referrals;
•	investment in process improvement and knowledge capture;
•	financial stability and good corporate governance;
•	continued focus on responsiveness to customer needs, quality of services and competitive prices; and
•	continual service improvement, project management capabilities and technical expertise.

Intellectual Property

We provide value to our customers based, in part, on our proprietary business processes, methodologies, reusable knowledge capital and other intellectual property (“IP”) assets. We recognize the importance of IP and its ability to differentiate us from our competitors. We seek IP protection for some of our innovations and rely on a combination of IP laws, confidentiality procedures and contractual provisions, to protect our IP and our brand. We have registered, and applied for the registration of, U.S. and international trademarks, service marks, domain names and copyrights. While our proprietary IP rights are important to our success, we believe our business as a whole is not materially dependent on any particular IP right, or any particular group of patents, trademarks, copyrights or licenses.

Employees

We have 45 employees as of the date of this Prospectus. We had 45 employees as of December 31, 2020, and 41 employees at the end of 2019. We are not party to any collective bargaining agreements.

Impacts of COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) surfaced. The spread of COVID-19 around the world in 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, as of August 12, 2020, the Company transitioned its operations to 100% work from home and there has been minimal impact to our internal operations from the transition. The Company is unable to determine if there will be a material future impact to its customers’ operations and ultimately an impact to the Company’s overall revenues.

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Corporate History

nDivision was incorporated under the laws of the state of Texas. nDivision’s registered office is located at 7301 N. State Highway 161, Suite 100, Irving, TX, 75039. The Company provides managed IT services and project-based professional services in the information technology industry, selling its services directly to customers and through global service providers (GSP). The Company operates in most states of the United States of America.

On February 13, 2018, Go2Green Landscaping, Inc., a Nevada corporation executed an Agreement and Plan of Merger (the “Merger Agreement”) with nDivision Inc, and NDI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Acquisition”) whereby Acquisition was merged with and into nDivision (the “Merger”) in consideration for Twenty Seven Million Five Hundred Thousand (27,500,000) newly-issued shares of Common Stock of the Company (the “Merger Shares”).

As a result of the Merger, nDivision became a wholly-owned subsidiary of the Registrant and following the consummation of the Merger and giving effect to the issuance of the Merger Shares and the retirement of 10,000,000 shares of the then 14,400,000 shares issued and outstanding of the Registrant by its principal stockholders, the stockholders of nDivision beneficially owned approximately Seventy percent (70%) of the issued and outstanding Common Stock of the Registrant.

For accounting purposes, nDivision was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of the Company. Accordingly, nDivision’s assets, liabilities and results of operations are the historical consolidated financial statements of the Company and the Company’s assets, liabilities and results of operations are consolidated with nDivision effective as of the date of the Merger. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

On February 26, 2018, the Company executed an Asset Purchase Agreement (the “Agreement”) with Gamwell Technologies Inc., a Texas corporation (“Gamwell”). Gamwell is engaged in the business of providing managed services, VOIP telephone, security consulting and professional services to its customers.

As a result of the Agreement, nDivision acquired various managed services contracts (the “Purchased Contracts”) from Gamwell. As consideration for the Purchased Contracts, nDivision paid $800,000 (the “Cash Consideration”) to Gamwell. In addition, Gamwell received a promissory note (the “Promissory Note”) in an amount that equals fourteen (14) multiplied by the closing monthly recurring revenue from managed services. The Promissory Note was originally estimated at approximately $191,177 based on the closing monthly recurring revenue. Gamwell also received warrants (the “Warrants”) to purchase common stock of the Company equal to one fourth percent (0.25%) of the outstanding stock of the Company as of the Agreement date. The Warrants were valued at approximately $21,158. The consideration for the contracts purchased was approximately $1,012,335. The Cash Consideration, Promissory Note and Warrants shall be defined as the “Purchase Price” and were adjusted after one year, based on the newly calculated monthly recurring revenue.

Private Placement

The company filed a Form D with the Securities and Exchange Commission on October 1, 2020, related to the sale of up to $2,000,000 worth of convertible notes. As of the date of this Registration Statement, the Company has sold a total of $1,435,000 worth of convertible notes, pursuant to the exemption from registration provided for by Regulation D, Rule 506(b). The Notes accrue interest at a rate of eight percent (8%) per annum. The Notes are convertible at the option of each respective Selling Shareholder at a conversion price of the lower of (i) $0.40 per share, or (ii) a twenty-five percent (25%) discount to the price per share of the Company’s common stock in a Qualified Offering, with the term “Qualified Offering” being defined as a debt or equity offering that occurs subsequent to the offering of the Notes that results in gross offering proceeds to the Company of at least Five Million Dollars ($5,000,000). In addition, the Company reserves the right, in its sole discretion, to automatically convert all or a part of the Notes in the event of a Qualified Offering. In addition, if at any time during the twelve month period subsequent to the date of the Notes, the Company sells shares of common stock at a price that is less than $0.40 per share, or issues convertible debt with a conversion price below $0.40 per share (a “Down Round”), the Conversion Price of the Notes shall be adjusted to the Down Round price per share. Such Down Round repricing shall only occur once, meaning that subsequent to an initial Down Round repricing, if the Company were to offer equity or debt securities with a price per share or conversion price per share below $0.40, there shall not be a subsequent Down Round repricing. The Notes also contain a beneficial ownership limitation, whereby each Selling Stockholder may not convert any amount of his, her, or its respective Note, if such conversion would result in the beneficial ownership of greater than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of the conversion shares. The conversion price of the Notes is also subject to adjustment in the event of a stock dividend or a stock split on the Company’s common stock.

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About This Prospectus

This Prospectus relates to a total of up to an aggregate of 4,161,500 Common Shares underlying the principal and interest of the Notes, assuming a conversion price of $0.40 per share (the “Resale Shares”).

Number of Shares Outstanding After This Offering

As of March 8, 2021, we had 42,499,783 Common Shares issued and outstanding. Assuming the Selling Stockholders convert the Notes at a price of $0.40 per share, then the number of shares of Common Stock outstanding after this offering is expected to be 46,024,783.

THE OFFERING

Common Stock Being Offered by Selling Stockholders

Up to 4,161,500 Common Shares underlying Notes held by the Selling Stockholders, assuming a conversion price of $0.40 per share, which includes 3,587,500 shares that may be issued pursuant to the conversion of the principal amount of the Notes, as well as 574,000 additional shares that may be issued pursuant to the conversion of accrued interest over the two year term of the Notes.

Terms of the Offering	The Selling Stockholders will determine when and how they will each sell the Common Shares underlying the Notes offered in this prospectus.

Termination of the Offering

The Company is required to use its best efforts to keep this offering, and this Registration Statement, effective until the date that all of the Common Shares underlying the Notes have been sold pursuant to this Registration Statement and related Prospectus, or until the Common Shares underlying the Notes may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be incompliance with the current public information requirement under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

Use of Proceeds

We are not selling any Common Shares in this offering and, as a result, will not receive any proceeds from this offering. However, we did receive $1,435,000 as part of the sale of the Notes, which we are using for working capital purposes.

Trading Symbol	“NDVN”

Risk Factors

The Notes and underlying Common Shares offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 11.

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RISK FACTORS

An investment in our Common Shares, and therefore the Notes, are subject to risks. The material risks and uncertainties that management believes affect us are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included in this Prospectus including information in the section of this document entitled “Information Regarding Forward Looking Statements”. This Prospectus is qualified in its entirety by these risk factors.

If one or more, or a combination of any of the following risks actually materialize into a negative event or circumstance, our business, financial condition and/or our results of operations could be materially and adversely affected. If this were to happen, the value of our Common Stock could decline significantly and you could lose all or part of your investment.

Risk Factors Related to Our Company and Our Business

Our business depends on the availability of a large number of highly qualified IT professionals, sales and management personnel, and our ability to recruit and retain these individuals.

We actively compete with many other IT service providers for qualified personnel, including professional IT staff, salespeople, and management. The availability of qualified personnel may affect our future ability to provide services and meet the requirements of our clients. An inability to attract resources at the costs anticipated for customer contracts may adversely impact our revenue and operating results in the future.

We have a history of significant cash needs and this may increase in the future.

As of September 30, 2020 and December 31, 2019, we had $1,849,972 and $1,757,695 in cash, respectively, and a working capital surplus of $151,129 and a working capital deficit of approximately $492,016 as of September 30, 2020 and December 31, 2019, respectively. We have reported losses of approximately $499,944, $1,000,000 and $2,400,000 for the quarter ended September 30, 2020, and the years ended December 31, 2019 and 2018, respectively. We believe that our current recurring revenue, existing revenue opportunities, balances of cash, and factoring opportunities will be sufficient to finance our anticipated capital and operating requirements for the next twelve months from the date of filing this Prospectus. Such belief is based on current cash of approximately $1,650,000 (subsequent to the offering of the Notes), current customer contracts, forecasts and assumptions regarding our clients and services provided.

The IT services industry is highly competitive and fragmented, which means that our clients have a number of choices for providers of IT services and we may not be able to compete effectively.

The market for our services is highly competitive. The market is fragmented, and no company holds a dominant position. Consequently, our competition for client requirements and experienced personnel varies significantly by geographic area and by the type of service provided. Some of our competitors are larger and have greater technical, financial, and marketing resources and greater name recognition than we have in the markets we collectively serve. In addition, clients may elect to increase their internal IT systems resources to satisfy their end user, systems and network support needs. Finally, small and medium business customers typically have multiple smaller service providers within their local geography that are willing to provide onsite support as needed and there is no guarantee that our remote services will be appealing to these types of customers.

We may unintentionally infringe on the proprietary rights of others.

Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights. Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

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We may be unable to achieve the financial or other goals intended at the time of any potential acquisition.

Our growth strategy includes the potential acquisition of business assets or companies to increase our recurring revenues and add scale to our business operations. We may not be successful in identifying or funding acquisitions that are consistent with our strategy or in completing such acquisitions. Acquisitions of business assets or companies are subject to numerous potential risks, including the following:

•	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

•	our inability to achieve the anticipated financial and other benefits of a specific acquisition;

•	our inability to obtain the necessary financing, on favorable terms or at all, to finance any or all of our potential acquisitions;

•	risks of entering geographical markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	our inability to retain key personnel from an acquired company, if necessary;

•	difficulty in maintaining controls, procedures and policies during the transition and integration process;

•	our inability to integrate the target company’s technologies, products or businesses with ours;

•	diversion of our management’s attention from other business concerns; and

•	failure of our due diligence processes to identify significant issues, including issues with respect to future cash flows, and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business and prospects could be adversely affected. Depending upon the nature and structure of future acquisitions, our stockholders may not have the ability to vote on, or consent to, the consummation of any such acquisition.

Our internal computer systems, or those of our development partners or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our development partners, data management organizations and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities.

We rely on email and other messaging services in connection with our operations. We may be targeted by parties using fraudulent spoofing and phishing emails to misappropriate passwords, payment information or other personal information or to introduce viruses through Trojan horse programs or otherwise through our networks, computers, smartphones, tablets or other devices. Despite our efforts to mitigate the effectiveness of such malicious email campaigns through a variety of control and non-electronic checks, spoofing and phishing may damage our business and increase our costs. We do maintain a cyber insurance policy; however it may not be sufficient enough to cover all damages. Any of these events or circumstances could materially adversely affect our business, financial condition and operating results and could significantly impair our ability to successfully complete a potential strategic transaction on terms that are favorable to our stockholders, or at all.

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We are increasingly dependent on information technology systems, infrastructure and data.

We are increasingly dependent upon information technology systems, infrastructure and data. Our computer systems may be vulnerable to service interruption or destruction, malicious intrusion and random attack. Security breaches pose a risk that sensitive data, including intellectual property, trade secrets or personal information may be exposed to unauthorized persons or to the public. Cyber-attacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyber-attacks could include the deployment of harmful malware, denial-of service, social engineering and other means to affect service reliability and threaten data confidentiality, integrity and availability. Our key business partners face similar risks, and a security breach of their systems could adversely affect our security posture. While we continue to invest data protection and information technology, there can be no assurance that our efforts will prevent service interruptions, or identify breaches in our systems, that could adversely affect our business and operations and/or result in the loss of critical or sensitive information or the illegal transfer of funds to unknown persons, which could result in financial, legal, business or reputational harm. Any of these issues could significantly impair our ability to successfully complete a potential strategic transaction on terms that are favorable to our stockholders, or at all.

We depend on key management for the success of our business.

Our success is largely dependent on the skills, experience and efforts of our senior management team. The loss of the services of any of these key managers could materially harm our business, financial condition, future results and cash flow. We do not maintain “key person” life insurance policies on any of these employees. We may also not be able to locate or employ on acceptable terms qualified replacements for our senior management if their services were no longer available.

The requirements of being a public company may strain our resources and distract management.

As a result of filing the registration statement, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting.

We may incur significant costs associated with our public company reporting requirements and costs associated with applicable corporate governance requirements. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Ineffective internal controls could impact the Company’s business and operating results.

The Company’s internal control over financial reporting may not prevent or detect misstatements because of the inherent limitations of internal controls, including the possibility of human error, the circumvention or overriding of controls, poorly designed or ineffective controls, or fraud. Internal controls that are deemed to be effective can provide only reasonable assurance with respect to the preparation and fair presentation of the Company’s financial statements. If the Company fails to maintain the adequacy of its internal controls, including the failure to implement new or improve existing controls, or fails to properly execute or properly test these controls, the Company’s business and operating results could be negatively impacted and the Company could fail to meet its financial reporting obligations.

Changing economic conditions and the effect of such changes on accounting estimates could have a material impact on our results of operations.

The Company has also made a number of estimates and assumptions relating to the reporting of its assets and liabilities and the disclosure of contingent assets and liabilities to prepare its consolidated financial statements pursuant to the rules and regulations of the SEC and other accounting rulemaking authorities. Such estimates primarily relate to the valuation of stock options for recording equity-based compensation expense, allowances for doubtful accounts receivable, valuation allowances for deferred tax assets, legal matters and other contingencies, as applicable. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Changes in the economic climates in which the Company operates may affect these estimates and will be reflected in the Company’s financial statements in the event they occur. Such changes could result in a material impact on the Company’s results of operations.

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Changing economic conditions and other effects of the such changes caused by the coronavirus disease 2019 (Covid-19).

The Company’s operations may be affected by the recent and ongoing outbreak of Covid-19 which has been declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however it may result in a material adverse impact on the Company’s combined financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, disruption to the Company’s labor workforce, unavailability of supplies used in operations, and the decline in value of assets held by the Company, including, property held by the Company.

We will face competition from companies with significantly greater resources and name recognition.

The markets in which the Company will operate are characterized by intense competition from several types of solution and technical service providers. The Company expects to face further competition from new market entrants and possible alliances among competitors in the future as the convergence of information processing and telecommunications continues. Many of the Company’s current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be better able to respond or adapt to new or emerging technologies and changes in client requirements or to devote greater resources to the development, marketing and sales of their services than the Company. There can be no assurance that the Company will be able to compete successfully. Many actual and potential competitors we believe are part of much larger companies with substantially greater financial, marketing and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against any of its future competitors.

Risk Factors Related to Our Common Stock

Risks Related to Our Securities

Concentration of ownership among our existing executive officers, directors and their affiliates, and others who beneficially own at least 10% of our outstanding common stock, may prevent new investors from influencing significant corporate decisions.

Our executive officers, directors and their affiliates, together with others who own at least 10% of our outstanding common stock, beneficially own or control approximately 69% of our common stock. Accordingly, these persons, acting individually or as a group, will have substantial influence over the outcome of a corporate action requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. These stockholders may also exert influence in delaying or preventing a change in control of our company, even if such change in control would benefit our other stockholders. In addition, the significant concentration of stock ownership may adversely affect the market value of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Our Common Stock may be affected by trading volume and price fluctuations, which could adversely impact the value of our Common Stock.

The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with securities traded in those markets. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. Market prices for public companies whose principle revenues are derived from the licensing of intellectual property have been particularly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, and the factors include, among others, the following:

•	quarterly variations in our operating results compared to market expectations;

•	our raising or failure to raise additional capital;

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•	the risk of our inability to continue to meet listing requirements of the OTC-QB;

•	developments in relationships with strategic partners;

•	our competitors’ technological innovations;

•	our failure to meet or exceed securities analysts’ expectations of our financial results;

•	a change in financial estimates or securities analysts’ recommendations;

•	changes in management’s or securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	regulatory developments and court decisions that negatively impact the ability of patent owners to protect their assets;

•	actual or expected sales of our common stock by our stockholders, including any of our significant stockholders.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

Our authorized capital stock consists of One Hundred Eighty million (180,000,000) shares of common stock and Twenty million (20,000,000) shares of blank check preferred stock. If we engage in capital raising activities in the future as we did as part of the offering described in this Prospectus, including issuances of common stock or securities that are convertible into, or exercisable for, our common stock, to fund the growth of our business, our stockholders could experience significant dilution. If all of the Notes are converted in full, it will also result in the issuance of approximately 4,089,000 shares of common stock, assuming a conversion price of $0.40 per share. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We have adopted an equity incentive plan pursuant to which equity awards may be granted to eligible employees (including our executive officers), directors and consultants, if our Board of Directors determines that it is in the best interest of the Company and our stockholders to do so. The issuance of shares of our common stock upon the exercise of any such equity awards may result in dilution to our stockholders and adversely affect our earnings.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A number of the outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (“Rule 144”). As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of common stock. Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Markets). A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

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If we issue shares of preferred stock, investments in common stock could be diluted or subordinated to the rights of the holders of preferred stock.

Our Board of Directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Further, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then-market price of such stock. Presently, our Board of Directors does not intend to seek stockholder approval prior to the issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange rules. Although we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our Board of Directors or issuance of preferred stock by us could dilute your investment in our common stock and warrants or subordinate your holdings to such shares of preferred stock.

There is a substantial lack of liquidity of our common stock and volatility risks.

Our common stock is quoted on the OTC Markets platform under the symbol “NDVN.” The liquidity of our common stock may be very limited and affected by our limited trading market. The OTC Markets quotation platform is an inter-dealer market much less regulated than the major exchanges, and is subject to abuses, volatilities and shorting. There is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded.

The trading volume of our common stock may be limited and sporadic. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. As a result of such trading activity, the quoted price for our common stock on the OTC Markets may not necessarily be a reliable indicator of our fair market value. In addition, if our shares of common stock cease to be quoted, holders would find it more difficult to dispose of or to obtain accurate quotation as to the market value of, our common stock and as a result, the market value of our common stock likely would decline.

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The market price for our stock may be volatile and subject to fluctuations in response to factors, including the following:

•	the increased concentration of the ownership of our shares by a limited number of affiliated stockholders following the share exchange may limit interest in our securities;

•	variations in quarterly operating results from the expectations of securities analysts or investors;

•	revisions in securities analysts’ estimates or reduction in security analysts’ coverage;

•	announcements of new products or services by us or our competitors;

•	reductions in the market share of our services;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	general technological, market or economic trends;

•	investor perception of our industry or prospects;

•	insider selling or buying;

•	investors entering into short sale contracts;

•	regulatory developments affecting our industry; and

•	additions or departures of key personnel.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Our common stock may never be listed on a major stock exchange.

We currently do not satisfy the initial listing standards and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Concentrated ownership of our common stock creates a risk of sudden changes in our common stock price.

The sale by any shareholder of a significant portion of their holdings could have a material adverse effect on the market price of our common stock.

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We do not plan to declare or pay any dividends to our stockholders in the near future.

We have not declared any dividends in the past, and we do not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Board of Directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers.

In the event that any of our securities are offered without engaging a registered broker-dealer, we may face claims for rescission and other remedies. If any claims or actions were to be brought against us relating to our lack of compliance with the broker-dealer requirements, we could be subject to penalties, required to pay fines, make damages payments or settlement payments, or repurchase such securities. In addition, any claims or actions could force us to expend significant financial resources to defend our company, could divert the attention of our management from our core business and could harm our reputation.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our common stock is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus that are not statements of historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, notwithstanding that such statements are not specifically identified as such. These forward-looking statements are based on current expectations and projections about future events. The words “estimates”, “projects”, “plans”, “believes”, “expects”, “anticipates”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions, or the negative or other variations thereof, as well as discussions of strategy that involve risks and uncertainties, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Examples of forward-looking statements include but are not limited to statements about or relating to: (i) future revenues, expenses, income or loss, cash flow, earnings or loss per Common Share, the payment or nonpayment of dividends, capital structure and other financial items, (ii) plans, objectives and expectations of the Company or its management or Board of Directors, (iii) the Company’s business plans, products or services, (iv) future economic or financial performance, and (v) assumptions underlying such statements. We urge you to be cautious of the forward-looking statements and other similar forecasts and statements of expectations since such statements (i) reflect our current beliefs with respect to future events, (ii) involve, and are subject to, known and unknown risks, uncertainties and other factors affecting our operations and growth strategy, and (iii) could cause the Company’s actual results, financial or operating performance or achievements to differ from future results, financial or operating performance, or achievements expressed or implied by such forward-looking statements. Forecasts, projections and assumptions contained and expressed herein were reasonably based on information available to the Company at the time so furnished and as of the date of this Prospectus. All such forecasts, projections and assumptions are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and no assurance can be given that such forecasts, projections or assumptions will be realized. No assurance can be given regarding the achievement of future results, as our actual results may differ materially from our projected future results as a result of the risks we face, and actual future events may differ from anticipated events because of the assumptions underlying the forward-looking statements that have been made regarding such anticipated events.

Potential investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PRIVATE PLACEMENT OF CONVERTIBLE NOTES

The company filed a Form D with the Securities and Exchange Commission on October 1, 2020, related to the sale of up to $2,000,000 worth of convertible notes. As of the date of this Registration Statement, the Company has sold a total of $1,435,000 worth of convertible notes, pursuant to the exemption from registration provided for by Regulation D, Rule 506(b). The Notes accrue interest at a rate of eight percent (8%) per annum. The Notes are convertible at the option of each respective Selling Shareholder at a conversion price of the lower of (i) $0.40 per share, or (ii) a twenty-five percent (25%) discount to the price per share of the Company’s common stock in a Qualified Offering, with the term “Qualified Offering” being defined as a debt or equity offering that occurs subsequent to the offering of the Notes that results in gross offering proceeds to the Company of at least Five Million Dollars ($5,000,000). In addition, the Company reserves the right, in its sole discretion, to automatically convert all or a part of the Notes in the event of a Qualified Offering. In addition, if at any time during the twelve month period subsequent to the date of the Notes, the Company sells shares of common stock at a price that is less than $0.40 per share, or issues convertible debt with a conversion price below $0.40 per share (a “Down Round”), the Conversion Price of the Notes shall be adjusted to the Down Round price per share. Such Down Round repricing shall only occur once, meaning that subsequent to any Down Round repricing, if the Company were to offer equity or debt securities with a price per share or conversion price per share below $0.40, there shall not be a subsequent Down Round repricing. The Notes also contain a beneficial ownership limitation, whereby each Selling Stockholder may not convert any amount of his, her, or its respective Note, if such conversion would result in the beneficial ownership of greater than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of the conversion shares. The conversion price of the Notes is also subject to adjustment in the event of a stock dividend or a stock split on the Company’s common stock.

USE OF PROCEEDS

This prospectus relates to the resale of up to 4,161,500 Common Shares underlying the Notes purchased by the Selling Stockholders, assuming a conversion price of $0.40 per share, which includes 3,587,500 shares that may be issued pursuant to the conversion of the principal amount of the Notes, as well as 574,000 additional shares that may be issued pursuant to the conversion of accrued interest over the two year term of the Notes, assuming a conversion price of $0.40 per share. The Company received approximately $1,435,000 in net proceeds pursuant to the sale of the Notes. We will not receive any proceeds from the sales of Common Shares underlying the Notes by the Selling Stockholders. We will pay the cost of registering the shares offered by this Prospectus. The proceeds from the sale of the Notes will be used for working capital and general corporate expenses.

SELLING STOCKHOLDERS

The Common Shares being offered by the Selling Stockholders are those underlying the Notes previously issued to the Selling Stockholders. For additional information regarding the issuances of those Notes and the underlying Common Shares, see “Private Placement of Convertible Notes” above. We are registering the Common Shares underlying the Notes in order to permit the Selling Stockholders to offer the Common Shares for resale from time to time. Except for the ownership of the Notes and therefore the underlying Common Shares, the Selling Stockholders have not had any material relationship with us within the past three years.

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The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Notes held by each of the Selling Stockholders. The second column lists the number of Common Shares beneficially owned by each Selling Stockholder, based on Common Shares underlying the Notes, as of March 8, 2021, assuming conversion of the Notes held by the Selling Stockholders on that date, at a price per share of $0.40, without regard to any limitations on exercises.

The third column lists the Common Shares being offered by this prospectus by the Selling Stockholders, based on a conversion of the Notes, assuming a conversion price of $0.40 per share.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of the maximum number of shares of common stock issuable upon conversion of the Notes, assuming a conversion price of $0.40 per share, determined as if the outstanding Notes were converted in full as of the trading day immediately preceding the date this Registration Statement was initially filed with the SEC, without regard to any limitations on the conversion of the Notes. The fourth column assumes the sale of all of the Common Shares underlying the Notes offered by the Selling Stockholders pursuant to this Prospectus.

The Notes do not allow for any conversion that would result in the beneficial ownership of greater than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such conversion. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Underlying Notes(1)	Principal Dollar Value of Convertible Notes

Adam Marshall	435,000	$150,000
Alex Partners(2)	145,000	50,000
Ardara Capital, LP(3)	580,000	200,000
The Del Mar Consulting Group, Inc. Retirement Plan Trust(4)	580,000	200,000
Brett Nesland	290,000	100,000
Camille W. Ahern	145,000	50,000
David Heckle	290,000	100,000
Mark Govan	290,000	100,000
J. Hogan Jordan	14,500	5,000
Jonathan W. Ahern	435,000	150,000
London Family Trust(5)	290,000	100,000
Nuwa Group, LLC(6)	580,000	200,000
Ted Tobolka	14,500	5,000
Virginia Dadey	72,500	25,000

(1)

The Notes accrue interest at a rate of eight percent (8%) per annum. The amount of shares listed above being registered as part of this Prospectus includes shares that may be issued upon the conversion of the principal amount of the Notes, as well as additional shares that may be issued pursuant to the conversion of accrued interest over the two year term of the Notes, assuming a conversion price of $0.40 per share. The Notes are convertible at the option of each respective Selling Shareholder at a conversion price of the lower of (i) $0.40 per share, or (ii) a twenty-five percent (25%) discount to the price per share of the Company’s common stock in a Qualified Offering, with the term “Qualified Offering” being defined as a debt or equity offering that occurs subsequent to the offering of the Notes that results in gross offering proceeds to the Company of at least Five Million Dollars ($5,000,000). In addition, the Company reserves the right, in its sole discretion, to automatically convert all or a part of the Notes in the event of a Qualified Offering. In addition, if at any time during the twelve month period subsequent to the date of the Notes, the Company sells shares of common stock at a price that is less than $0.40 per share, or issues convertible debt with a conversion price below $0.40 per share (a “Down Round”), the Conversion Price of the Notes shall be adjusted to the Down Round price per share. Such Down Round repricing shall only occur once, meaning that subsequent to any Down Round repricing, if the Company were to offer equity or debt securities with a price per share or conversion price per share below $0.40, there shall not be a subsequent Down Round repricing. The Notes also contain a beneficial ownership limitation, whereby each Selling Stockholder may not convert any amount of his, her, or its respective Note, if such conversion would result in the beneficial ownership of greater than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of the conversion shares. The conversion price of the Notes is also subject to adjustment in the event of a stock dividend or a stock split on the Company’s common stock.

(2)	Alex Partners is controlled by Scott Wilfong, with an address of 250 Fortune Creek LN, Cle Elum, WA 98922.
(3)	Ardara Capital, LP is controlled by Patrick M. Mullin. The Address for Ardara Capital, LP is 246 Brookside Road, Darien, CT 06820.
(4)	The Del Mar Consulting Group, Inc. Retirement Plan Trust is controlled by Robert B. Prag, Trustee. The address for the Del Mar Consulting Group, Inc. Retirement Plan Trust is 2455 El Amigo Road, Del Mar, CA 92014.
(5)	London Family Trust is controlled by Robert S. London as Trustee. The address for London Family Trust is 212 Aurora Drive, Montecito, CA 93108.
(6)	Nuwa Group, LLC is owned by Kevin Fickle and Capital Group Consultants, LLC. The owner of Capital Group Consultants, LLC is Devin Bosch.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

•	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares underlying the Notes. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The Company is required to use its best efforts to keep this offering, and this Registration Statement, effective until the date that all of the Common Shares underlying the Notes have been sold pursuant to this Registration Statement and related Prospectus, or until the Common Shares underlying the Notes may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be incompliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

General

The Company’s authorized capital stock consists of 200,000,000 shares of capital stock, par value $0.001 per share, of which 180,000,000 shares are common stock, par value $0.001 per share and 20,000,000 shares are “blank check” preferred stock, par value $0.001 per share.

Common Stock

Holders of the Company’s common stock are entitled to one vote per share on each matter submitted to vote at a meeting of the Company’s stockholders. Holders of common stock do not have cumulative voting rights. Stockholders do not have any preemptive rights or other similar rights to acquire additional shares of the Company’s common stock or other securities. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share of common stock entitles its holder to participate ratably in all remaining assets of the Company that are available for distribution to stockholders after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued.

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Preferred Stock

The Company’s Articles of Incorporation authorizes the issuance of 20,000,000 shares of "blank check" preferred stock, par value $0.001 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company’s Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. There are currently no shares of preferred stock designated as a class, and there are no shares of preferred stock issued or outstanding.

Transfer Agent

The Company’s transfer agent and registrar of its Common Stock is ClearTrust, LLC, 16540 Pointe Village Drive, Suite 210, Lutz, FL 33558.

Outstanding Common Stock and Holders

As of the date of this Prospectus there were 42,499,783 shares of Common Stock issued and outstanding and, based upon the number of record holders plus the number of individual participants in security position listings at such date, there were approximately 148 holders of Common Stock.

LEGAL MATTERS

The validity of our Common Stock offered hereby will be passed upon by Ward and Smith, P.A., Wilmington, North Carolina.

EXPERTS

Our audited consolidated financial statements as of and for the years ended December 31, 2019 and December 31, 2018 appearing in this Prospectus have been audited by Friedman LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this Prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS

Business Overview

nDivision supports organizations in their journey towards digital transformation using advanced technologies across the datacenter, cloud, network and end user help desk. Progressive Chief Information Officers (“CIOs”) want to reduce the proportion of their IT budget that is spent on KTLO (Keeping The Lights On) and pivot towards initiatives that make the organization more effective and more efficient; however, IT Operations is still a critical business function and cannot be compromised. In the past, service providers have promised lower costs and improved service levels through labor arbitrage, achieved by utilizing offshore resources. Unfortunately, this has rarely lived up to expectations, and has generally resulted in poor service levels and constant additional costs for ‘out of scope’ work. nDivision takes a radically different approach. We hire some of the best talent in the industry, harnesses technologies like automation, artificial intelligence, machine learning and cognitive learning to dramatically reduce costs and drive up service levels. nDivision’s business model is driven by state-of-the-art technologies, low overheads through strategies that include remote working, a flat organizational structure and highly motivated & talented U.S. based employees. The net effect is a very competitive value proposition and delighted customers. nDivision’s services are industry segment agnostic and its customers range from a small and midsize business (“SMB”), through midmarket and large enterprise (the largest customer is a Fortune 500 account). We provide remote support for customer IT operations in 45 countries and across six continents. One of the top ten global solution providers ($60bn+ revenues) resells nDivision’s services across the U.S., and a second ($110bn+ revenues) has begun recommending nDivision’s services in its South-Central U.S. region.

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Services and Solutions

Autonomic Services

VIRTUAL ENGINEER AS A SERVICE (VEaaS®)

IT has become increasingly pervasive, and its ‘always on’ requirement has made it highly critical. In order to keep it up and running, organizations grew larger and larger IT departments and invested in more and more tools. The problem with this approach is that it is dependent on humans carrying out tasks and using tools, and humans are relatively slow, make mistakes and are transient. VEaaS® meets these challenges head on by typically automating between 60% and 80% of IT Operations tasks across the datacenter and network, after the first twelve months of the service.

SINGLE PANE-OF-GLASS IT OPERATIONS

VEaaS® is an integrated IT Operations platform, not a collection of tools. It is made up of 28 different modules, all of which were developed from the ground up (i.e. no acquired IP) and are fully ITIL compliant. Organizations can choose to implement some or all of the modules, for the same all-inclusive price. Every function is available through a single pane-of-glass, providing visibility and control of incidents, remediation, assets, change management, problem management, knowledge management, SOP’s, etc.

INTEGRATED CMDB

An accurate Configuration Management Database (CMDB) is the heart of ITSM (IT Service Management). Very few major organizations have an accurate CMDB, and many of those who are trying to get there are using a spreadsheet. VEaaS® has an integrated CMDB that is controlled by the change management module, making it very difficult to add, remove or change Configuration Items without maintaining the integrity of the CMDB. Further, the CMDB within VEaaS® can store correlations and dependencies, which improves incident management, and is invaluable when planning major changes such as datacenter and/or cloud migrations.

PRE-BUILT AUTOMATIONS

There are a number of tools available that allow automations to be scripted, however, VEaaS® includes over 20,000 unique pre-built automations spanning multiple areas such as infrastructure, operating systems, hypervisors, services, databases and major applications. These automations run across solutions from all the major vendors and can either run as standard or using a WYSIWYG ‘drag and drop’ approach, can be quickly customized to match an organization’s SOP’s. In fact, if an asset is IP-addressable, can accept keyboard-based commands and generate outputs, it can be part of an automation.

AUTONOMIC MANAGED SERVICE (AMS)

nDivision’s AMS is built on the VEaaS® platform. In many cases, VEaaS® resolves incidents without any human involvement; this is referred to as Autonomic Resolution. In other cases, VEaaS® gathers all the relevant information at the time that an incident occurs and automatically escalates the ticket to a human engineer; this is referred to as Autonomic Assistance. Sometimes, the VEaaS® platform will notify a human engineer that it has resolved a particular incident multiple times in a given time period and will automatically escalate the incident to Problem Management. There are also some situations where an incident cannot be addressed autonomically and a human will have to investigate the incident and carry out remediation. Where an organization does not want to use its human labor for tasks that cannot be carried out autonomically, nDivision’s AMS provides an ITIL Level 1 Autonomic Managed Service (L1 AMS) and an ITIL Level 2 Autonomic Managed Service (L2 AMS).

END USER HELP DESK

nDivision understands that every minute that an end user is unable to access an IT service or technology costs the organization money. If that user is a knowledge-worker, C-level executive or other key resource, the costs can be significantly higher. Furthermore, equipment costs may only represent 20% of the Total Cost of Ownership, with support costs representing the other 80%. Therefore, optimizing access to technology is a critical area of cost-saving and improved productivity.

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Many organizations find that providing a multi-tiered Help Desk for its end users can be challenging. Often, Tier 2 resources cannot be spared to address complex end user issues, which leads to protracted user response and resolution times. Also, when resources are limited, providing a high level of support outside of business hours and over weekends can be difficult to do effectively.

Our Proactive service provides a single point of contact for ticketing and remediation through email, web or by phone, and is charged for based on the number of devices. We install an agent on each device that allows us to quickly provide remote control support and keep patches up to date. The service includes anti-virus & anti-malware protection (or we can leverage your solution) and software distribution for operating systems and applications. Bare metal backups and recovery is an optional service. We leverage manufacturer warranties or a spares program, as needed. All support staff for our Proactive service are based in the U.S.

Our real-time Executive Dashboard provides data on the quality of service (each interaction can be rated by the user), call center statistics (abandonment, talk time, hold time, etc.), inventory data (asset type, operating system, location, etc.) and patching data (installed, missing approved and failed). The Speed of Service metrics includes service level achievement, speed by priority, speed by time and speed by support team member. The Resolved Tickets metrics includes count by team, percentage closed by team, mean time to respond and mean time to resolve. Custom views can also be created as a separate services engagement.

Sales and Marketing

We market and sell our services directly through our professional staff, senior management and direct sales personnel operating out of our business development offices and from home-based locations. We also partner with a number of global service providers (GSPs) that either resell our services across the U.S. or recommend our services to their targeted customers.

Customers

The services we provide are distributed among a number of customers, however a loss of a significant customer or a few significant customers in a short period of time could have a significant impact on our business and could materially reduce revenues. However, the services we provide directly to our customers are multi-year contracts with automatic renewals for at least a year, unless at least ninety (90) days’ notice is served to end the contract at the end of the current term. This provides time for us to adjust our resources accordingly and minimize the impact to cash flow. However, the services that we provide to our larger customers are typically critical to their operations and a termination of our services and therefore have a high renewal rate. The volume of work performed for specific customers is likely to vary from month to month, but these are typically not material variances.

Competition

The markets for our services are highly competitive, characterized by a large number of participants and subject to rapid change. Competitors may include systems integration firms, contract programming companies, application software companies, cloud computing service providers, traditional consulting firms, professional services groups of computer equipment companies, infrastructure management and outsourcing companies and boutique digital companies. Our direct competitors in large accounts include, among others, Accenture, Atos, Capgemini, Deloitte Digital, DXC Technology, Unisys, HCL Technologies, IBM Global Services, Infosys Technologies, NTT Data, Tata Consultancy Services, Unisys and Wipro. In addition, we compete with numerous smaller local companies in the various geographic markets in which we operate.

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The principal competitive factors affecting the markets for our services include the provider’s reputation and experience, vision and strategic advisory ability, digital services capabilities, performance and reliability, responsiveness to customer needs, financial stability, corporate governance and competitive pricing of services. Accordingly, we rely on the following to compete effectively:

•	investments in state-of-the-art technologies;
•	our recruiting, training and retention model;
•	our 24/7 remote global service delivery model;
•	an entrepreneurial culture and approach to our work;
•	strategic partnerships with global service providers;
•	customer referrals;
•	investment in process improvement and knowledge capture;
•	financial stability and good corporate governance;
•	continued focus on responsiveness to customer needs, quality of services and competitive prices; and
•	continual service improvement, project management capabilities and technical expertise.

Intellectual Property

We provide value to our customers based, in part, on our proprietary business processes, methodologies, reusable knowledge capital and other intellectual property (“IP”) assets. We recognize the importance of IP and its ability to differentiate us from our competitors. We seek IP protection for some of our innovations and rely on a combination of IP laws, confidentiality procedures and contractual provisions, to protect our IP and our brand. We have registered, and applied for the registration of, U.S. and international trademarks, service marks, domain names and copyrights. While our proprietary IP rights are important to our success, we believe our business as a whole is not materially dependent on any particular IP right, or any particular group of patents, trademarks, copyrights or licenses.

Employees

We have forty-five employees as of the date of this Prospectus. We had 45 employees as of December 31, 2020, and 41 employees at the end of 2019. We are not party to any collective bargaining agreements.

Impacts of COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) surfaced. The spread of COVID-19 around the world in 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, as of August 12, 2020, the Company transitioned its operations to 100% work from home and there has been minimal impact to our internal operations from the transition. The Company is unable to determine if there will be a material future impact to its customers’ operations and ultimately an impact to the Company’s overall revenues.

Corporate History

nDivision was incorporated under the laws of the state of Texas. nDivision’s registered office is located at 7301 N. State Highway 161, Suite 100, Irving, TX, 75039. The Company provides managed IT services and project-based professional services in the information technology industry, selling its services directly to customers and through global service providers (GSP). The Company operates in most states of the United States of America.

On February 13, 2018, Go2Green Landscaping, Inc., a Nevada corporation executed an Agreement and Plan of Merger (the “Merger Agreement”) with nDivision Inc, and NDI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Acquisition”) whereby Acquisition was merged with and into nDivision (the “Merger”) in consideration for Twenty Seven Million Five Hundred Thousand (27,500,000) newly-issued shares of Common Stock of the Company (the “Merger Shares”).

As a result of the Merger, nDivision became a wholly-owned subsidiary of the Registrant and following the consummation of the Merger and giving effect to the issuance of the Merger Shares and the retirement of 10,000,000 shares of the then 14,400,000 shares issued and outstanding of the Registrant by its principal stockholders, the stockholders of nDivision beneficially owned approximately Seventy percent (70%) of the issued and outstanding Common Stock of the Registrant.

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For accounting purposes, nDivision was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of the Company. Accordingly, nDivision’s assets, liabilities and results of operations are the historical consolidated financial statements of the Company and the Company’s assets, liabilities and results of operations are consolidated with nDivision effective as of the date of the Merger. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

On February 26, 2018, the Company executed an Asset Purchase Agreement (the “Agreement”) with Gamwell Technologies Inc., a Texas corporation (“Gamwell”). Gamwell is engaged in the business of providing managed services, VOIP telephone, security consulting and professional services to its customers.

As a result of the Agreement, nDivision acquired various managed services contracts (the “Purchased Contracts”) from Gamwell. As consideration for the Purchased Contracts, nDivision paid $800,000 (the “Cash Consideration”) to Gamwell. In addition, Gamwell received a promissory note (the “Promissory Note”) in an amount that equals fourteen (14) multiplied by the closing monthly recurring revenue from managed services. The Promissory Note was originally estimated at approximately $191,177 based on the closing monthly recurring revenue. Gamwell also received warrants (the “Warrants”) to purchase common stock of the Company equal to one fourth percent (0.25%) of the outstanding stock of the Company as of the Agreement date. The Warrants were valued at approximately $21,158. The consideration for the contracts purchased was approximately $1,012,335. The Cash Consideration, Promissory Note and Warrants shall be defined as the “Purchase Price” and was adjusted after one year, based on the newly calculated monthly recurring revenue.

DESCRIPTION OF PROPERTY

Our executive office is located at 7301 N. State Highway 161, Suite 100, Irving, TX 75039.

LEGAL PROCEEDINGS

We are not aware of any legal proceedings to which we are a party or of which our property is the subject. None of our directors, officers, affiliates, any owner of record or beneficially of more than 5% of our voting securities, or any associate of any such director, officer, affiliate or security holder are (i) a party adverse to us in any legal proceedings, or (ii) have a material interest adverse to us in any legal proceedings. We are not aware of any other legal proceedings that have been threatened against us.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Markets under the trading symbol “NDVN”. Trading in stocks quoted on the OTC Markets is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future. Our common stock commenced trading on June 12, 2017 under the symbol “GTGN”.

The following quotations reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended	High ($)	Low ($)

December 31, 2020	$0.75	$0.40
September 30, 2020	$0.50	$0.33
June 30, 2020	$0.52	$0.31
March 31, 2020	$0.39	$0.21
December 31, 2019	$0.51	$0.31
September 30, 2019	$0.53	$0.28
June 30, 2019	$0.60	$0.45
March 31, 2019	$0.70	$0.40
December 30, 2018	$0.75	$0.55
September 30, 2018	$1.00	$0.65
June 30, 2018	$1.25	$0.01
March 31, 2018	$0.01	$0.01

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Holders

As of the date of this Prospectus, there were approximately 148 holders of record of our common stock.

Dividends

We have not paid cash dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock for the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Our future dividend policy will be subject to the discretion of our Board of Directors and will depend upon our future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

FINANCIAL STATEMENTS

The response to this Item, commencing on Page F-1, is submitted as a separate section to this Prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

nDivision was incorporated under the laws of the state of Texas. nDivision’s registered office is located at 7301 N. State Highway 161, Suite 100, Irving, TX, 75039. The Company provides managed IT services and project-based professional services in the information technology industry, selling its services directly to customers and through global service providers (GSP). The Company operates in most states of the United States of America.

On February 13, 2018, Go2Green Landscaping, Inc., a Nevada corporation executed an Agreement and Plan of Merger (the “Merger Agreement”) with nDivision Inc, and NDI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Acquisition”) whereby Acquisition was merged with and into nDivision (the “Merger”) in consideration for Twenty Seven Million Five Hundred Thousand (27,500,000) newly-issued shares of Common Stock of the Company (the “Merger Shares”).

As a result of the Merger, nDivision became a wholly-owned subsidiary of the Registrant and following the consummation of the Merger and giving effect to the issuance of the Merger Shares and the retirement of 10,000,000 shares of the then 14,400,000 shares issued and outstanding of the Registrant by its principal stockholders, the stockholders of nDivision beneficially owned approximately Seventy percent (70%) of the issued and outstanding Common Stock of the Registrant.

For accounting purposes, nDivision was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of the Company. Accordingly, nDivision’s assets, liabilities and results of operations are the historical consolidated financial statements of the Company and the Company’s assets, liabilities and results of operations are consolidated with nDivision effective as of the date of the Merger. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

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On February 26, 2018, the Company executed an Asset Purchase Agreement (the “Agreement”) with Gamwell Technologies Inc., a Texas corporation (“Gamwell”). Gamwell is engaged in the business of providing managed services, VOIP telephone, security consulting and professional services to its customers.

As a result of the Agreement, nDivision acquired various managed services contracts (the “Purchased Contracts”) from Gamwell. As consideration for the Purchased Contracts, nDivision paid $800,000 (the “Cash Consideration”) to Gamwell. In addition, Gamwell received a promissory note (the “Promissory Note”) in an amount that equals fourteen (14) multiplied by the closing monthly recurring revenue from managed services. The Promissory Note was originally estimated at approximately $191,177 based on the closing monthly recurring revenue. Gamwell also received warrants (the “Warrants”) to purchase common stock of the Company equal to one fourth percent (0.25%) of the outstanding stock of the Company as of the Agreement date. The Warrants were valued at approximately $21,158. The consideration for the contracts purchased was approximately $1,012,335. The Cash Consideration, Promissory Note and Warrants shall be defined as the “Purchase Price” and was adjusted after one year, based on the newly calculated monthly recurring revenue.

Business Overview

nDivision supports organizations in their journey towards digital transformation using advanced technologies across the datacenter, cloud, network and end user help desk. Progressive Chief Information Officers (“CIOs”) want to reduce the proportion of their IT budget that is spent on KTLO (Keeping The Lights On) and pivot towards initiatives that make the organization more effective and more efficient; however, IT Operations is still a critical business function and cannot be compromised. In the past, service providers have promised lower costs and improved service levels through labor arbitrage, achieved by utilizing offshore resources. Unfortunately, this has rarely lived up to expectations, and has generally resulted in poor service levels and constant additional costs for ‘out of scope’ work. nDivision takes a radically different approach. We hire some of the best talent in the industry, harnesses technologies like automation, artificial intelligence, machine learning and cognitive learning to dramatically reduce costs and drive up service levels. nDivision’s business model is driven by state-of-the-art technologies, low overheads through strategies that include remote working, a flat organizational structure and highly motivated & talented U.S. based employees. The net effect is a very competitive value proposition and delighted customers. nDivision’s services are industry segment agnostic and its customers range from a small and midsize business (“SMB”), through midmarket and large enterprise (the largest customer is a Fortune 500 account). We provide remote support for customer IT operations in 45 countries and across six continents. One of the top ten global solution providers ($60bn+ revenues) resells nDivision’s services across the U.S., and a second ($110bn+ revenues) has begun recommending nDivision’s services in its South-Central U.S. region.

Our condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Three Months Ended September 30, 2020 Compared to Three Months Ended September 30, 2019

	September 30,
	2020	2019	Change
Revenue	$1,477,296	$1,416,432	$64,864
Cost of revenue	1,046,413	973,234	73,179
Operating expenses	931,874	780,883	150,991
Other expenses, benefits	(1,047)	18,891	19,807
Net loss	$(499,944)	$(356,576)	$143,368

Revenues increased by $64,864 or 5% compared with the same period last year. Revenue increase of approximately $527,768 was from new customers. This was offset by approximately $272.323 loss of customers and a decrease of approximately $154,277 of non-recurring revenue, and in the prior year there was a termination fee of $83,582. The loss of customers were non-renewed contracts, including one contract that was terminated per their agreement for customer convenience with 30 day notice, this notice was provided to the Company on August 1, 2020 and effectively terminated on September 1, 2020; approximately $110,000 of monthly recurring revenue and the non-recurring revenue primarily related to completion of one-time projects and implementation fees.

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Cost of revenue includes system infrastructure, software licenses, wages and related payroll taxes and employee benefits of the engineers providing direct services to our customers. There is a component of these costs that are recurring and fixed to provide our minimum service level as a managed service provider. Cost of revenue increased by $73,179 or 8% compared with the same period last year. The increase was related to the addition of two service employees in the second quarter of 2020 to support recurring contracts and additional direct expenses incurred including annual service personnel salary increases. This was offset by the decrease in depreciation for fully depreciated assets. Gross profit decreased by $12,315 and the gross margin decreased by approximately 2%. This was caused by the lower than expected revenue and the additional costs incurred from the two new service employees.

Operating expenses increased by $150,991 or 19% compared with the same period last year. There was an increase in the stock compensation, new Chief Revenue Officer compensation, sales commissions, and consulting fees, which was partially offset by decreases in travel, depreciation, and other general expenses. The Company’s management is continuing to control operating expenses while also implementing management growth strategies.

The Company incurred a net loss of $499,944 and $356,576 for the three months ended September 30, 2020 and September 30, 2019, respectively. The increase in the net loss is primarily related to the increase in operating expenses.

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

	September 30,
	2020	2019	Change
Revenue	$4,647,242	$4,257,662	$389,580
Cost of revenue	3,077,540	2,812,921	264,619
Operating expenses	2,365,025	2,287,345	77,680
Other expenses	57,750	51,331	45,117
Net loss	$(853,073)	$(863,178)	$12,898

Revenues increased by $389,580 or 9% compared with the same period last year. Approximately $1,678,043 was from new customers. This was offset by approximately $903,928 loss of customers and a decrease of approximately $622,810 of non-recurring revenue. The loss of customers were non-renewed contracts and the non-recurring revenue primarily related to a decrease in implementation fees for new contracts in 2020.

Cost of revenue includes system infrastructure, software licenses, wages and related payroll taxes and employee benefits of the engineers providing direct services to our customers. There is a component of these costs that a recurring and fixed to provide our minimum service level as a managed service provider. Cost of revenue increased by $264,619 or 9% compared with the same period last year. The increase was related to the addition of two service employees in the second quarter of 2020 to support recurring contracts and additional direct expenses incurred including annual service personnel salary increases. This was offset by the decrease in depreciation for fully depreciated assets. Gross profit increased by $124,961 and the gross margin remained the same.

Operating expenses increased by $77,680 or 3% compared with the same period last year. There was an increase in the stock compensation, new Chief Revenue Officer compensation, sales commissions, and consulting fees, which was partially offset by decreases in travel, depreciation, and other general expenses. The Company’s management is continuing to control operating expenses while also implementing management growth strategies.

The Company incurred a net loss of $853,073 and $863,178 for the nine months ended September 30, 2020 and September 30, 2019, respectively. The increase in the net loss is primarily related to an increase in operating expenses.

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Liquidity and Capital Resources

Working Capital

	As at September 30, 2020	As at December 31, 2019
Current assets	$2,523,410	$2,413,948
Current liabilities	$2,372,281	$2,905,964
Working capital	$151,129	$(492,016)

Cash Flows

	Nine Months Ended September 30,
	2020	2019
Cash flows (used in) provided by operating activities	$(887,601)	$223,298
Cash flows used in investing activities	(51,223)	(44,572)
Cash flows provided by (used in) financing activities	1,031,101	(156,521)
Net increase in cash during period	$92,277	$22,205

At September 30, 2020, the Company had cash of $1,849,972 or an increase of $92,277 from the December 31, 2019. Cash flow used in operating activities was $887,601 for the nine months ended September 30, 2020. The decrease is primarily related to the prepayment in 2019 of 2020 fees (reflected as deferred revenue) by certain customers. At September 30, 2020 and December 31, 2019 deferred revenue was $1,020,581 and $1,977,825, respectively.

Net cash used in investing activities for the nine months ended September 30, 2020 and September 30, 2019 was $51,223 and $44,572, respectively. For the period ended September 30, 2019 the use of cash was primarily due to the repayment of debt related to the acquisition of equipment and software licenses.

Net cash flows provided by financing activities for the nine months ended September 30, 2020 was $1,031,101 compared to net cash flows used in financing activities of $156,521 in the nine months ended September 30, 2019. The Paycheck Protection Program provided for a bank loan for $710,500, offset by $179,399 of payments related to finance obligations. The Company also issued convertible notes payable for $500,000 cash proceeds.

Management intends to finance operating costs over the next twelve months from the date of the issuance of these unaudited condensed consolidated financial statements with existing cash on hand, operations and short-term debt from the factoring of receivables. With the prepayment of annual services from two customers, the current monthly recurring revenue and the existing cash on hand, management believes the cash flow from operations and cash on hand will be sufficient to finance operations over the next twelve months.

Results of Operations - Years Ended December 31, 2019 vs. December 31, 2018.

The following summary of our results of operations should be read in conjunction with our consolidated financial statements for the years ended December 31, 2019 and 2018, which are included herein.

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Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

	December 31,
	2019	2018	Change
Revenue	$5,872,767	$4,203,921	$1,668,846
Cost of revenue	3,794,196	3,518,571	275,625
Operating Expenses	2,977,739	2,984,198	(6,459)
Net loss	$(980,225)	$(2,393,621)	$1,413,396

Revenues increased by $1,668,846 or 40% for the fiscal year ended December 31, 2019 compared with the fiscal year ended December 31, 2018. This increase was offset by $67,600 of product sales in 2018, that management has eliminated as a revenue stream. Approximately $183,000 of the increase is related to the purchase of service contracts from Gamwell, approximately $1,065,000 is from net new customers recurring revenue, approximately $488,000 of non-recurring professional services and a contract termination fee of $80,000 collected during the period.

Cost of revenue increased by $275,625 or 8% compared with the prior fiscal year. There was an increase of IT personnel related to managed services costs and professional services costs of approximately $329,540 for new customers and a decrease of approximately $21,600 of fixed assets depreciated. Approximately $32,315 of the decline was related to managements’ decision to focus on recurring services and eliminate product sales. The gross margin of product sales is significantly lower than recurring revenue, with no product sales and significant increase in overall sales, there was an increase in the overall gross profit of the year.

Operating expenses decreased by $6,459 or less than 1% compared with the prior fiscal year. The Company’s management is continuing to control operating expenses while also implementing management growth strategies.

The Company incurred a net loss of $980,225 and $2,393,621 for the fiscal years ended December 31, 2019 and 2018, respectively. The decrease in the net loss is primarily related to an increase in recurring revenue, professional services and an overall gross margin, offset by an increase in selling, general and administrative expenses.

Liquidity and Capital Resources

Working Capital

	At	At
	December 31, 2019	December 31, 2018
Current assets	$2,413,948	$706,089
Current liabilities	2,905,964	1,359,046
Working capital	$(492,016)	$(652,957)

Cash Flows	Year Ended
	December 31,
	2019	2018
Cash flows provided by (used) in operating activities	$2,052,916	$(1,851,754)
Cash flows used in investing activities	(113,557)	(826,364)
Cash flows (used in) provided by financing activities	(336,605)	2,705,126
Net increase in cash during period	$1,602,754	$27,008

At December 31, 2019, the Company had cash of $1,757,695. The increase in cash of $1,602,754 from the December 31, 2018 cash balance of $154,941 was related to an increase in revenue, deferred revenue from certain customers prepaying their annual service fee and a capital infusion of $288,000. Cash flow from operating activities has significantly increased by approximately $3.9 million compared to the year ended December 31, 2018, which is primarily related to the significant increase in revenue of approximately $1.7 million. Cash flow provided by operating activities was $2,003,190 for the year ended December 31, 2019, primarily related to an increase in deferred revenue of $1,977,825.

Net cash used in investing activities for the fiscal year ended December 31, 2019 was $113,557 with $826,364 being used for the fiscal year ended December 31, 2018. The most significant difference was the $800,000 used for the Gamwell purchase during the year ended December 31, 2018. During the year ended December 31, 2019, the use of cash was primarily for the payments related to the acquisition of contracts completed during the year ended December 31, 2018, this was partially offset by cash from the sale of certain unused assets.

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Net cash flows (used in) provided by financing activities for the fiscal year ended December 31, 2019 was ($336,605) compared to $2,705,126 for the fiscal year ended December 31, 2018. During the year ended December 31,2019, the Company issued 745,778 shares of common stock and received $288,000 with no material fees and primarily offset by repayments of financed lease obligations of $446,877 and repayment of factoring credit liability of $169,257 in 2019. In December 31, 2018, the Company issued 8,590,847 shares of common stock and received approximately $3,215,738 with no material fees offset by repayments of notes and loans of $261,213 and repayments of financed leases of $418,656 in 2018. In both years the primary use of funds in financing activities was the repayment of equipment financing contracts and the reduction of other debt.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, intangible assets, and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

We have identified below the accounting policies, related to what we believe are most critical to our business operations and are discussed throughout Management’s Discussion and Analysis of Financial Condition or Plan of Operation where such policies affect our reported and expected financial results.

Revenue Recognition

For revenue recognition arrangements that we determine are within the scope of Topic ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, we evaluate the goods or services promised within each contract related performance obligation and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company recognizes revenue upon completion of our performance obligations or expiration of the contractual time to use services such as professional service hours purchased in bulk for a given time period. Any early termination fees are recognized in the period the contract is terminated and the termination invoice is paid.

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The Company has elected the following practical expedients in applying ASC 606:

Unsatisfied Performance Obligations - all performance obligations relate to contracts with a duration of less than one year, the Company has elected to apply the optional exemption provided in ASC 606 and therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Contract Costs - all incremental customer contract acquisition costs are expensed as they are incurred as the amortization period of the asset that the Company otherwise would have recognized is one year or less in duration.

Sales Tax Exclusion from the Transaction Price - the Company excludes from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Company from the customer.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect. An allowance for doubtful accounts is recorded, as a charge to bad debt expense, where collection is considered to be doubtful due to credit issues. These allowances together reflect the Company’s estimate of potential losses inherent in accounts receivable balances, based on historical loss and known factors impacting its customers. The Company recorded an allowance for doubtful accounts of $25,713 and $10,000 as of September 30, 2020 and December 31, 2019, respectively. The Company does not accrue interest on past due receivables.

Intangible Assets

Customer contracts acquired were recorded at their estimated fair value at the date of acquisition and are being amortized over their estimated useful life of five years using the straight-line method.

Impairment of Long-lived Assets

The Company records an impairment of long-lived assets used in operations, other than goodwill, when events or circumstances indicate that the asset might be impaired and the estimated undiscounted cash flows to be generated by those assets over their remaining lives are less than the carrying amount of those items. The net carrying value of assets not recoverable is reduced to fair value, which is typically calculated using the discounted cash flow method. The Company did not record any impairment during the nine months ended September 30, 2020.

Recent Accounting Pronouncements

New Accounting Pronouncements Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. The new rules will be effective for the Company in the first quarter of 2021. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements. No other recent accounting pronouncements were issued by FASB and the SEC that are believed by management to have a material impact on the Company’s present or future consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (“ASC 326”), authoritative guidance amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model, which is a new impairment model based on expected losses. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and related disclosures.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no disagreements related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and interim periods.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by 17 C.F.R. 229 (10)(f)(i) and are not required to provide information under this item.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Alan Hixon	President, Chief Executive Officer, Director	61	June 2011
Brad Wiggins	Chief Administrative Officer	45	June 2011
Justin Roby	Chief Technology Officer, Director	38	June 2011
Michael Beavers	Chief Commercial Officer, Director	38	March 2018
Lane Sorgen	Chief Revenue Officer	55	September 2020
Andrew Norstrud	Chief Financial Officer	47	January 2019
Larry King	Director	66	November 2017
Sean McIlrath	Director	44	November 2017
Philip Keith Morrow	Director	61	May 2019

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Alan Hixon, 61, Chief Executive Officer, Director. Mr. Hixon has over 35 years of experience in the information technology industry. Mr. Hixon has been the Chief Executive Officer of nDivision Inc. since June of 2011. Mr. Hixon led the Company to be a leading managed services and professional services partner for several large companies. nDivision Inc. provides managed services and help desk services to several national and international customers and supports customers in 45 countries on six continents. Mr. Hixon graduated from Salvatorian College.

Brad Wiggins, 45, Chief Administrative Officer. Mr. Wiggins has over 15 years of experience in the information technology and engineering industries. Mr. Wiggins has been a director of nDivision Inc. since June of 2011. As Chief Solutions Architect for nDivision, Mr. Wiggins built a reseller business which generated cash flow to fund nDivision Inc.’s growth. Mr. Wiggins then assumed the role of Chief Administrative Officer and was responsible for non-technical business processes. Mr. Wiggins attended the School of Mechanical/Aerospace Engineering at the University of Texas Arlington.

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Justin Roby, 38, Chief Technology Officer, Director. Mr. Roby has worked in the software, and information technology industries for over 15 years. Mr. Roby has served as Chief Technology Officer and as a director of nDivision Inc. since June of 2011. Mr. Roby was responsible for handling advanced technologies to gain a competitive advantage in the information technology services industry. Mr. Roby also utilized sophisticated technology to improve nDivision Inc.’s internal processes, reduce human labor, improve accuracy and increase efficiencies.

Michael Beavers, 38, Chief Commercial Officer, Director. Mr. Roby has over 10 years of experience in the information technology industry. Mr. Beavers worked for nDivision Inc. since 2012 and has served as a director since June of 2011. While working for nDivision Inc., Mr. Beavers played a lead role in hiring long tenured and key employees as well as developing the current capabilities and standards delivered to nDivision Inc.’s customers.

Lane Sorgen, age 55, joined the Company in September of 2020 as the Chief Revenue Officer. Mr. Sorgen was previously the Vice President of Microsoft’s Walmart Partnership and Vice President of Microsoft’s South-Central US. Previous to Vice President of Microsoft’s South-Central US, Mr. Sorgen held other sales leadership roles at Microsoft including Vice President of the Small & Medium Business segment, and multiple General Manager roles. Mr. Sorgen started his career as a software developer working for multiple companies before being promoted to Project Manager at The Promus Companies where he led the largest Microsoft commercial development project in the world. This led him to join Microsoft in the technical ranks first serving as a Product Manager in the Developer tools followed by Managing Consulting Services for Microsoft’s Great Lakes geography. Mr. Sorgen holds a Bachelor of Business Administration Degree with Accounting and Computer Information Technology majors from Delta State University and a Master of Business Administration from Christian Brothers University.

Andrew J. Norstrud, 47, Chief Financial Officer. Mr. Norstrud joined nDivision in January of 2019, however, has been consulting with nDivsion’s management team and accounting department since March of 2018. Prior to joining nDivision, Mr. Norstrud served as the Chief Financial Officer for Gee Group Inc. from April 1, 2015 until June 15, 2018. Mr. Norstrud joined the Company in March 2013 as CFO and served as CEO and CFO from March 7, 2014 until April 1, 2015. Mr. Norstrud served as a director of GEE Group Inc. from March 7, 2014 until August 16, 2017. Prior to GEE Group Inc., Mr. Norstrud was a consultant with Norco Accounting and Consulting from October 2011 until March 2013. From October 2005 to October 2011, Mr. Norstrud served as the Chief Financial Officer for Jagged Peak. Prior to his role at Jagged Peak, Mr. Norstrud was the Chief Financial Officer of Segmentz, Inc. (XPO Logistics), and played an instrumental role in the company achieving its strategic goals by pursuing and attaining growth initiatives, building a financial team, completing and integrating strategic acquisitions and implementing the structure required of public companies. Previously, Mr. Norstrud worked for Grant Thornton LLP and PricewaterhouseCoopers LLP and has extensive experience with young, rapid growth public companies. Mr. Norstrud earned a BA in Business and Accounting from Western State College and a Master of Accounting with a systems emphasis from the University of Florida. Mr. Norstrud is a Florida licensed Certified Public Accountant.

Larry King, 66, Director. From June 2009 through June 2015, Mr. King was a Partner at BKD, LLP, and was responsible for management, marketing, branding, client service as well as all phases of integration and assimilation of the firm’s Dallas, TX and Waco, TX offices. From June 2015 through present, Mr. King has been an executive officer of WhamTech, Inc. From March 2015 through present, Mr. King has been the founder and managing partner of King Strategy, LLC. Mr. King has served on the Advisory Board, or the Board of Directors, for over fifteen companies, and is currently serving on the advisory boards of WhamTech, Inc., Kwivik Theraputics, Inc., BlockQAI, LLC, and Amegy Bank-Dallas. Mr. King is a Certified Public Accountant and a Chartered Global Management Accountant and received a Bachelor of Science in Accounting and Operations Research from Babson College.

Sean McIlrath, 44, Director. From January 2013 through October 2013, Mr. McIlrath served as Area Vice President of Finance and Retail Vertical Sales for Verizon Corp., where he was responsible for managing recurring revenue from new and existing clients and handled issues between business strategy and information technology. From October 2013 through 2020, Mr. McIlrath has served as the Vice President and General Manager for IPsoft, and was responsible for customer relationships, sales, and automation for the company’s south region.

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Philip Keith Morrow, 61, Director. Mr. Morrow, is currently a technology executive at Epsilon, an all-encompassing global marketing innovator with over 8,000 employees and generating more than $2.1 billion in revenue. The firm provides a broad range of marketing services spanning database marketing, direct mail, email marketing, web development, loyalty programs, analytics, data services, strategic consulting and creative services. In his role, Mr. Morrow acts as a trusted advisor to the Executive Leadership Team and implements innovative, transformative technology solutions that provide the company a competitive advantage over their peers. In addition, he is responsible for all Information Technology (IT), Cyber Security, and Technology Compliance, as well as the integration of new game-changing technology into the company. He currently serves on the advisory board of Technology Spa, an early stage technology company focused on Cloud Strategy, Governance, and DevOps as a Service. In his previous role as EVP Shared Service & Global CIO for Epsilon, he was responsible for creating and implementing the company’s IT strategy to deliver operational excellence across Epsilon’s data centers and network, as well as managing the production support functions. Morrow was integral in the design, development and successful launch of Epsilon’s digital product offerings, including Agility Harmony, a cloud-based, omni-channel marketing and analytics platform recognized as one of the top 13 most significant technologies in the space. Mr. Morrow previously founded an effectiveness consultancy, K. Morrow Associates, and prior to that was the EVP/CIO at Blockbuster Inc. and 7-Eleven, Inc. While in those roles, he was named to CIO Magazine’s CIO 100 for three consecutive years and was inducted into the CIO Hall of Fame by the CIO Magazine in 2008.

Family Relationships

There are no family relationships among our directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Code of Ethics

The Company has adapted a Code of Business Conduct which was filed on Form 8-K on October 22, 2019 as exhibit 14.2.

Board and Committee Meetings

Our Board of Directors held eleven formal meetings and executed eleven consents during the year ended December 31, 2019. All proceedings of the Board of Directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada Statutes and our Bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Nominating Committee

The functions of the Nominating Committee are to assist the Board of Directors in identifying, interviewing and recommending to the Board of Directors qualified candidates to fill positions on the Board of Directors. The Nominating Committee met one time during the year ended December 31, 2019.

The Company does not have a policy regarding the consideration of diversity, however defined, in identifying nominees for director. Instead, in evaluating candidates to serve on the Company’s Board of Directors, consideration is given to the level of experience, financial literacy and business acumen of the candidate. In addition, qualified candidates for director are those who, in the judgment of the Nominating Committee, have significant decision-making responsibility, with business, legal or academic experience. The Nominating Committee will consider recommendations for Board of Directors candidates that are received from various sources, including directors and officers of the Company, other business associates and shareholders, and all candidates will be considered on an equal basis, regardless of source.

Shareholders may contact the Nominating Committee to make such recommendations by writing in care of the Secretary of the Company, at located at 7301 N. State Highway 161, Suite 100, Irving, TX, 75039. Submissions must be in accordance with the Company’s By-Laws and include: (a) a statement that the writer is a shareholder and is proposing a candidate for consideration by the Nominating Committee; (b) the name, address and number of shares beneficially owned by the shareholder; (c) the name, address and contact information of the candidate being recommended; (d) a description of the qualifications and business experience of the candidate; (e) a statement detailing any relationships between the candidate and the Company and any relationships or understandings between the candidate and the proposing shareholder; and (f) the written consent of the candidate that the candidate is willing to serve as a director if nominated and elected.

The Nominating Committee is presently composed of three non-employee, independent directors: Philip Keith Morrow (Chairman), Sean McIlrath and Larry King.

Audit Committee

The Audit Committee is primarily concerned with the effectiveness of the Company’s accounting policies and practices, its financial reporting and its internal accounting controls. In addition, the Audit Committee reviews and approves the scope of the annual audit of the Company’s books, reviews the findings and recommendations of the independent registered public accounting firm at the completion of their audit, and approves annual audit fees and the selection of an auditing firm. The Audit Committee met four times during the year ended December 31, 2019.

The Audit Committee is presently composed of three non-employee, independent directors: Larry King (Chairman), Sean McIlrath, and Philip Keith Morrow. The Board of Directors has determined that Larry King is considered an “audit committee financial expert” as defined by rules of the SEC. The Board of Directors has determined that each audit committee financial expert meets the independence criteria.

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Compensation Committee

The Compensation Committee has the sole responsibility for approving and evaluating the officer compensation plans, policies and programs. It may not delegate this authority. It meets as often as necessary to carry out its responsibilities. The Compensation Committee has the authority to retain compensation consultants but has not done so. The Compensation Committee met three times during the year ended December 31, 2019.

The Compensation Committee is presently composed of three non-employee, independent directors: Sean McIlrath (Chairman), Philip Keith Morrow and Larry King.

The Compensation Committee also has the responsibility to make recommendations to the Board of Directors regarding the compensation of directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by us to our President, Chief Executive Officer, Chief Financial Officer and each of our other officers for the fiscal years ended December 2020 and 2019.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan Hixon	2020	$150,000	22,500	-	$0	-	-	-	$172,500
President, CEO,and Director	2019	$173,233	-	-	$0	-	-	-	$173,233

Andrew Norstrud,	2020	$72,500			$0				$72,500
Chief Financial Officer	2019	$90,000			$0				$90,000

Brad Wiggins,	2020	$150,000	22,500	-	$0	-	-	-	$172,500
Chief Administrative Officer	2019	$172,233	-	-	$0	-	-	-	$172,233

Justin Roby,	2020	$139,000	46,500	-	$0	-	-	-	$185,500
Chief Technology Officer	2019	$172,833	-	-	$0	-	-	-	$172,833

Michael Beavers,	2020	$150,000	22,500	-	$152,100	-	-	-	$324,600
Chief Commercial Officer	2019	$151,200	$-	$-	$-	-	-	-	$151,200

Lane Sorgen, Chief Revenue Officer	2020	$83,333	$12,500	-	$657,700				$753,533

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Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year- End Table

The following table summarizes equity awards granted to Named Executive Officers and directors that were outstanding as of March 8, 2021:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: # Exercisable	Number of Securities Underlying Unexercised Options: # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned and Unexercisable Options:	Option Exercise Price $	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That Have Not Vested $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $

Alan Hixon President,	1,600,000	-		$0.375	2/13/2028
CEO, and Director
Andrew Norstrud,	300,000	-		$0.375	3/9/2028
Chief Financial Officer	20,000			$0.625	8/22/2028
Brad Wiggins,	600,000	-		$0.375	2/13/2028	-	-	-	-
Chief Administrative Officer
Justin Roby,	750,000	-		$0.375	2/13/2028
Chief Technology Officer
Michael Beavers,	500,000	375,000		$0.35	7/31/2030
Chief Commercial Officer	800,000	-		$0.375	2/13/2028
Lane Sorgen,	2,000,000			$0.344	8/11/2030
Chief Revenue Officer	200,000	2,000,000		$0.35	8/27/2030
Larry King,	125,000	90,278		$0.35	7/31/2030
Director	225,000	-		$0.375	2/13/2028
Sean McIlrath, Director	156,250	68,750		$0.375	2/13/2028
Philip Keith Morrow, Director	146,875	78,125		$0.49	5/13/2029

Option Exercises and Stock Vested

During our fiscal year ended December 31, 2020 there were options granted for 625,000 shares and options granted for 2,200,000 shares outside of the shareholder approved plan; no options were exercised by our named executive officers.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our Board of Directors.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our Board of Directors in the future. We do not have any material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of March 8, 2021 of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of March 8, 2021, there were 42,499,783 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this prospectus.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Alan Hixon 4925 Greenville Ave., Suite 200 Dallas TX 75206	9,236,319	(2)	21.73%
Brad Wiggins 4925 Greenville Ave., Suite 200 Dallas TX 75206	8,236,319	(3)	19.38%
Justin Roby 4925 Greenville Ave., Suite 200 Dallas TX 75206	8,386,319	(4)	19.73%
Michael Beavers 4925 Greenville Ave., Suite 200 Dallas TX 75206	2,544,826	(5)	5.99%
Lane Sorgen 4925 Greenville Ave., Suite 200 Dallas TX 75206	200,000	(6)	0.47%
Andrew Norstrud 4925 Greenville Ave., Suite 200 Dallas TX 75206	420,000	(7)	0.99%
Larry King 4925 Greenville Ave., Suite 200 Dallas TX 75206	259,722	(8)	0.61%
Sean McIlrath 4925 Greenville Ave., Suite 200 Dallas TX 75206	225,000	(9)	0.53%
Philip Keith Morrow 4925 Greenville Ave., Suite 200 Dallas TX 75206	146,875	(10)	0.35%
Directors and Executive Officers as a Group	29,655,380		69.78%
Nuwa Group, LLC 1415 Oakland Blvd, Suite 219 Walnut Creek, CA 94596	4,245,681	(11)	9.99%

__________

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 8, 2021. As of March 8, 2021, there were 42,499,783 shares of our company’s common stock issued and outstanding.

(2)	Represents (i) 7,636,319 shares of common stock and (ii) 1,600,000 shares issuable upon the exercise of stock option that are exercisable within 60 days.
(3)	Represents (i) 7,636,319 shares of common stock and (ii) 600,000 shares issuable upon the exercise of stock option that are exercisable within 60 days.
(4)	Represents (i) 7,636,319 shares of common stock and (ii) 750,000 shares issuable upon the exercise of stock option that are exercisable within 60 days.
(5)

Represents (i) 1,133,878 shares of common stock and (ii) 1,410,948 shares issuable upon the exercise of stock option that are exercisable within 60 days. Does not include 375,000 shares issuable upon vesting and exercise of remaining stock option.

(6)

Represents (i) 200,000 shares issuable upon the exercise of stock option that are exercisable within 60 days. Does not include 2,000,000 shares issuable upon vesting and exercise of remaining stock option.

(7)	Represents (i) 100,000 shares of common stock and (ii) 420,000 shares issuable upon the exercise of stock option that are exercisable within 60 days.
(8)

Represents (i) 259,722 shares issuable upon the exercise of stock option that are exercisable within 60 days. Does not include 90,278 shares issuable upon vesting and exercise of remaining stock option.

(9)	Represents (i) 225,000 shares issuable upon the exercise of stock option that are exercisable within 60 days.
(10)

Represents (i) 146,875 shares issuable upon the exercise of stock option that are exercisable within 60 days. Does not include 78,125 shares issuable upon vesting and exercise of remaining stock option.

(11)

Represents (i) 2,711,402 shares of common stock, (ii) 750,000 shares issuable upon the exercise of a warrant and 261,500 shares underlying a convertible note, assuming a conversion price of $0.40 per share.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Related Person Transaction Policy

Our Board of Directors is responsible to approve all related party transactions. We have not adopted written policies and procedures specifically for related person transactions.

Director Independence

We currently use NASDAQ’s general definition for determining director independence, which states that “independent director” means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, that, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. The Board of Directors has determined that Larry King, Philip Keith Morrow and Seth McIlrath are independent directors under the listing standards.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation, our directors will not be personally liable to us or to our shareholders for monetary damages for any breach of their fiduciary duty as a director, except liability for the following:

•	Any breach of their duty of loyalty to our Company or to our stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in the Nevada Revised Statutes;

•	Any transaction from which the director derived an improper personal benefit.

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We believe that these limitation of liability provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability provisions in our Articles of Incorporation may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, covering the securities being offered. As permitted by the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this Prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov .

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. Such periodic reports, proxy statements and other information are also available for inspection and copying at our Company website. The address of our website is www.ndivision.com.

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March , 2021

NDIVISION INC.

4,161,500 Shares of Common Stock Underlying Convertible Notes

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this Prospectus.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the Selling Stockholder, who is an underwriter in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$156
Transfer Agent Fees	Approximately	2,000
Costs of Printing and Engraving	Approximately	1,000
Legal Fees	Approximately	45,000
Accounting and Audit Fees	Approximately	5,000
Total		$53,156

Item 14. Indemnification of Directors and Officers

Subsection (1) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the Nevada General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the Nevada General Corporation Law provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him or her in connection therein.

Our articles of incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation and bylaws provide that we shall indemnify and advance expenses to our currently acting and former directors to the fullest extent permitted by the Nevada Revised Statutes and that we shall indemnify and advance expenses to our officers to the same extent as our directors and to such further extent as is consistent with law.

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The articles and bylaws provide that we will indemnify our directors and officers and may indemnify its employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with us. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the year ended December 31, 2019, the Company issued 745,778 shares of common stock and received approximately $288,000 with no material fees. The shares were issued in reliance upon an exemption provided by Section 4(a)(2) promulgated under the Securities Act.

On October 1, 2020 the Company filed a Form D, notice of exempt offering of securities, with the Securities and Exchange Commission related to sales of the Company’s Convertible Notes in an aggregate amount of up to $2,000,000. Between September 24, 2020 and March 5, 2021, the company sold an aggregate of $1,435,000 worth of Notes. The Notes were sold under an exemption provided by Regulation D, Rule 506(b) promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	The exhibits listed on the Exhibit Index at the end of this Registration Statement are incorporated herein and filed as part of this registration statement.

(b)	Financial Statement Schedules.

No financial statement schedules have been provided because the information is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

A.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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B.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-K) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(a)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(i)

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned registrant hereby undertakes that:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on the 8th day of March, 2021.

NDIVISION INC.

By:	/s/ Alan Hixon
Name:	Alan Hixon
Its:	Chief Executive Officer

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alan Hixon, acting individually, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Alan Hixon	Chief Executive Officer, Director	March 8, 2021
Alan Hixon	(Principal Executive Officer)

/s/ Andrew J. Norstrud	Chief Financial Officer, Director	March 8, 2021
Andrew J. Norstrud	(Principal Financial and Accounting Officer)

/s/ Brad Wiggins	Chief Administrative Officer	March 8, 2021
Brad Wiggins

/s/ Justin Roby	Chief Technology Officer, Director	March 8, 2021
Justin Roby

/s/ Michael Beavers	Chief Commercial Officer, Director	March 8, 2021
Michael Beavers

/s/ Philip Keith Morrow	Director	March 8, 2021
Philip Keith Morrow

/s/ Laurence King	Director	March 8, 2021
Laurence King

/s/ Sean McIlrath	Director	March 8, 2021
Sean McIlrath

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EXHIBIT INDEX

Exhibit Number	Description
(3)	Articles of Incorporation and Bylaws
3.1	Articles of Incorporation (Incorporated by reference to our Registration Statement on Form S-1 filed on July 8, 2016)
3.2	Amended Articles of Incorporation (Incorporated by reference to our Registration Statement on Form S-1 filed on July 8, 2016)
3.3	Bylaws (Incorporated by reference to our Current Report on Form 8-K filed on October 25, 2019)
5.1	Consent of Counsel(1)
10.1	Form of Subscription Agreement for Convertible Note Offering(1)
10.2	Form of Convertible Note(1)
14.1	Whistle Blower Policy (Incorporated by reference to our Current Report on Form 8-K filed on October 25, 2019)
14.2	Code of Business Conduct (Incorporated by reference to our Current Report on Form 8-K filed on October 25, 2019)
23.1	Consent of Independent Registered Public Accounting Firm.(1)
23.2	Consent of Counsel (included as part of Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page hereto).

____________

(1) Filed herewith.

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F-1

NDIVISION INC
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30,	December 31,
	2020	2019

ASSETS
Current assets
Cash	$1,849,972	$1,757,695
Accounts receivable, net (allowance for doubtful accounts was $25,713 at September 30, 2020 and $10,000 at December 31, 2019)	516,418	548,825
Prepaid expenses	157,020	107,428
Total current assets	2,523,410	2,413,948

Equipment and software licenses - at cost, less accumulated depreciation and amortization	590,673	210,004

Other assets
Intangible asset, less accumulated amortization	505,957	657,871
Right-of-use asset	461,002	542,975
Total other assets	966,959	1,200,846

Total assets	$4,081,042	$3,824,798

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$164,844	$137,582
Accrued liabilities	529,434	479,081
Deferred revenue	1,020,581	1,977,825
Current portion of acquisition note payable	32,329	57,492
Current portion of note payable	395,411	-
Current portion of operating lease payable	105,451	124,452
Current portion of finance lease obligations	124,231	129,532
Total current liabilities	2,372,281	2,905,964

Acquisition note payable	-	14,666
Note payable	315,089	-
Convertible notes payable, net of discount	425,555	-
Operating lease payable, net of current portion	362,414	412,302
Finance lease obligations, net of current portion	403,607	27,006
Total long-term liabilities	1,506,665	453,974

Commitments

Stockholders' equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 180,000,000 shares authorized, and 41,249,783 and 41,249,783 shares issued and outstanding, respectively	41,250	41,250
Additional paid in capital	6,628,076	6,037,767
Accumulated deficit	(6,467,230)	(5,614,157)
Total stockholders' equity	202,096	464,860
Total liabilities and stockholders' equity	$4,081,042	$3,824,798

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-2

NDIVISION INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Service revenue	$1,477,296	$1,416,432	$4,647,242	$4,257,662

Service costs	1,046,413	973,234	3,077,540	2,812,921
Gross profit	430,883	443,198	1,569,702	1,444,741

Operating expenses
Selling, general and administrative expenses	931,874	780,883	2,365,025	2,287,345
Change in contingent consideration	-	-	-	(30,757)
	931,874	780,883	2,365,025	2,256,588

Loss from operations	(500,991)	(337,685)	(795,323)	(811,847)

Other expense
Interest expense	1,047	(18,891)	(57,750)	(51,331)
Other expense	1,047	(18,891)	(57,750)	(51,331)

Net loss before income tax	(499,944)	(356,576)	(853,073)	(863,178)

Income tax expense	-	-	-	-

Net loss	$(499,944)	$(356,576)	$(853,073)	$(863,178)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Weighted average shares outstanding	41,249,783	41,138,672	41,249,783	40,944,171

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-3

NDIVISION INC
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Unaudited)

					Total
	Common Stock	Common Stock	Additional Paid	Accumulated	Shareholders'
	Shares	Par	In Capital	Deficit	Equity
2020
Balance, December 31, 2019	41,249,783	$41,250	$6,037,767	$(5,614,157)	$464,860

Amortization of stock options	-	-	145,797	-	145,797

Net loss	-	-	-	(119,262)	(119,262)

Balance, March 31, 2020	41,249,783	$41,250	$6,183,564	$(5,733,419)	$491,395

Amortization of stock options	-	-	138,645	-	138,645

Net loss	-	-	-	(233,867)	(233,867)

Balance, June 30, 2020	41,249,783	$41,250	$6,322,209	$(5,967,286)	$396,173

Amortization of stock options	-	-	230,867	-	230,867

Beneficial conversion feature	-	-	75,000	-	75,000

Net loss	-	-	-	(499,944)	(499,944)

Balance, September 30, 2020	41,249,783	$41,250	$6,628,076	$(6,467,230)	$202,096

2019
Balance, December 31, 2018	40,504,005	$40,504	$5,184,493	$(4,633,932)	$591,065

Amortization of stock options	-	-	114,321	-	114,321

Common stock issued for cash, net	101,334	101	37,899	-	38,000

Net loss	-	-	-	(165,072)	(165,072)

Balance, March 31, 2019	40,605,339	$40,605	$5,336,713	$(4,799,004)	$578,314

Amortization of stock options	-	-	156,466	-	156,466

Common stock issued for cash, net	533,333	534	199,466	-	200,000

Net loss	-	-	-	(341,530)	(341,530)

Balance, June 30, 2019	41,138,672	$41,139	$5,692,645	$(5,140,534)	$593,250

Amortization of stock options	-	-	149,436	-	149,436

Net loss	-	-	-	(356,576)	(356,576)

Balance, September 30, 2019	41,138,672	$41,139	$5,842,081	$(5,497,110)	$386,110

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-4

NDIVISION INC
CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(853,073)	$(863,178)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	331,128	397,512
Provision for doubtful accounts	15,713	22,413
Non-cash lease expense	81,973	-
Stock based compensation	515,309	420,223
Amortization of beneficial conversion feature	555	-
Change in contingent consideration	-	(30,757)
Loss (gain) on sale of assets	2,210	(12,213)
Changes in assets and liabilities
Accounts receivable	16,694	(145,902)
Prepaid expenses	(49,592)	11,303
Change in operating lease liability	(68,889)	-
Accounts payable and accrued liabilities	77,615	17,602
Deferred revenue	(957,244)	406,295
Net cash (used in) provided by operating activities	(887,601)	223,298

Cash flows from investing activities
Repayment of debt related to acquisition	(39,829)	(73,889)
Proceeds from sale of equipment and software license	-	31,699
Acquisition of equipment and software licenses	(11,394)	(2,382)
Net cash used in investing activities	(51,223)	(44,572)

Cash flows from financing activities
Proceeds from issuance of common stock, net	-	238,000
Proceeds of factor credit facility	-	5,222
Proceeds of convertible notes payable	500,000	-
Proceeds (repayments) of notes payable	710,500	(13,358)
Repayment of finance lease obligations	(179,399)	(386,385)
Net cash provided by (used in) financing activities	1,031,101	(156,521)

Net increase in cash	92,277	22,205
Cash, beginning of period	1,757,695	154,941
Cash, end of period	$1,849,972	$177,146

Supplemental cash flow disclosures
Interest paid	$23,354	$51,333
Non-cash financing activities
Purchase of equipment under capital lease	$550,066	$49,624
Beneficial conversion feature	$75,000	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-5

nDivision Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1. DESCRIPTION OF BUSINESS

nDivision Inc. (“nDivision” or the “Company”) was incorporated under the laws of the state of Texas. nDivision’s registered office is located at 7301 N. State Highway 161, Suite 100, Irving, TX, 75039. The Company provides managed IT services and project-based professional services in the information technology industry, selling its services directly to customers and through global service providers (GSP). The Company operates in most states of the United States of America.

2. LIQUIDITY AND GOING CONCERN

The Company has experienced significant losses and negative cash flows from operations in the past. Management has secured new managed services contracts, implemented a strategy which includes cost reduction efforts, as well as identifying strategic acquisitions to improve the overall profitability and cash flows of the Company.

The Company has entered into a factoring agreement to provide short term working capital. The Company receives 90% of the factored receivables for a fee of 1.9% of the factored invoice. As of September 30, 2020, the Company has no factored invoices.

Management intends to finance operating costs over the next twelve months from the date of the issuance of these unaudited condensed consolidated financial statements with existing cash on hand and debt. With the prepayment of annual services from two customers, the current monthly recurring revenue and the existing cash on hand, management believes the expected cash flow from operations and cash on hand will be sufficient to finance operations over the next twelve months from the date of this report.

In December 2019, a novel strain of coronavirus (COVID-19) surfaced. The spread of COVID-19 around the world in 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, as of August 12th the Company has transition its operations to 100% work from home and there has been minimal impact to our internal operations from the transition. The Company is unable to determine if there will be a material future impact to its customers’ operations and ultimately an impact to the Company’s overall revenues.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three and nine month period ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s Form 10-K filed on March 25, 2020 from which the accompanying December 31, 2019 numbers are derived.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiary, nDivision Service, Inc. (incorporated in the state of Texas). All significant inter-company accounts and transactions are eliminated in consolidation.

F-6

Use of Estimates

Management uses estimates and assumptions in preparing these unaudited condensed consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Reclass

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported assets, liabilities, or net loss. The Company reclassed $670,884 and $1,972,425 from selling, general and administrative expense to service costs for the three and nine months ended September 30, 2019, respectively.

Revenue Recognition

For revenue recognition arrangements that we determine are within the scope of Topic ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, we evaluate the goods or services promised within each contract related performance obligation and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company recognizes revenue upon completion of our performance obligations or expiration of the contractual time to use services such as managed services and professional service hours purchased in bulk for a given time period. Any early termination fees are recognized in the period the contract is terminated and the termination invoice is paid.

The Company has elected the following practical expedients in applying ASC 606:

Unsatisfied Performance Obligations - all performance obligations relate to contracts with a duration of less than one year, the Company has elected to apply the optional exemption provided in ASC 606 and therefore, is not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period.

Contract Costs - all incremental customer contract acquisition costs are expensed as they are incurred as the amortization period of the asset that the Company otherwise would have recognized is one year or less in duration.

Sales Tax Exclusion from the Transaction Price - the Company excludes from the measurement of the transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Company from the customer.

Cash and Cash Equivalents

For purposes of the unaudited condensed consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company’s cash balances are primarily maintained at two separate banks. Balances are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

F-7

Accounts Receivable

Accounts receivable are stated at the amount’s management expects to collect. An allowance for doubtful accounts is recorded, as a charge to bad debt expense, where collection is considered to be doubtful due to credit issues. These allowances together reflect the Company’s estimate of potential losses inherent in accounts receivable balances, based on historical loss and known factors impacting its customers. The Company recorded an allowance for doubtful accounts of $25,713 and $10,000 as of September 30, 2020 and December 31, 2019, respectively. The Company does not accrue interest on past due receivables.

Intangible Assets

Customer contracts acquired were recorded at their estimated fair value at the date of acquisition and are being amortized over their estimated useful life of five years using the straight-line method.

Impairment of Long-lived Assets

The Company records an impairment of long-lived assets used in operations, other than goodwill, when events or circumstances indicate that the asset might be impaired and the estimated undiscounted cash flows to be generated by those assets over their remaining lives are less than the carrying amount of those items. The net carrying value of assets not recoverable is reduced to fair value, which is typically calculated using the discounted cash flow method. The Company did not record any impairment during the nine months ended September 30, 2020 and 2019.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash and accounts receivable. See Note 15 for significant customer concentration disclosure.

Cash is maintained with two separate major financial institutions in the United States and may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand, and, therefore, bear minimal risk.

Equipment and Software Licenses

Equipment and software licenses are stated at cost. Depreciation is calculated using the straight-line method over an estimated useful life of one to ten years.

Convertible Debt and Securities

The Company follows beneficial conversion feature guidance in ASC 470-20, which applies to convertible stock as well as convertible debt. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as interest over the life of the instrument, if a stated maturity date exists, or to the earliest conversion date, if there is no stated maturity date. If the earliest conversion date is immediately upon issuance, the expense must be recognized at inception. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

Earnings and Loss per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and the conversion of notes payable to common stock. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. There were approximately 10,991,000 and 8,285,000 of common stock equivalents excluded for the three and nine months ended September 30, 2020 and 9,139,000 and 8,382.476 of common stock equivalents excluded for the three and nine months ended September 30, 2019, respectively because their effect is anti-dilutive.

F-8

Marketing Costs

Marketing costs, which are expensed as incurred, totaled approximately $14,915 and $22,411 for the three and nine months ended September 30, 2020 and $29,192 and $84,214 for the three and nine months ended September 30, 2019, respectively and is included in selling, general and administrative expenses.

Stock-Based Compensation

Compensation expense related to share-based transactions, including employee stock options, is measured in the financial statements based on a determination of the fair value. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all stock options, the Company recognizes expense over the requisite service period on a straight-line basis (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility and expected term. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

See Note 12 for the assumptions used to calculate the fair value of stock-based employee and non-employee compensation.

Leases

The Company determines if an arrangement is a lease at the inception of a contract. Operating lease right-of-use (“ROU”) assets are included in right-of-use assets on the unaudited condensed consolidated balance sheets. The current and long-term components of operating lease liabilities are included in the current portion of operating lease liabilities and operating lease liabilities, net of current portion, respectively on the unaudited condensed consolidated balance sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. Certain leases may include options to extend or terminate the lease. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Leases of assets where the Company has assumed substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are recognized at the lower of the fair value of the leased assets and the present value of the minimum lease payments. The interest element of the finance leases are accounted for as finance costs and expensed over the lease term using the effective interest rate method.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company has determined the deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize our deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

F-9

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying unaudited condensed consolidated statement of operations. As of September 30, 2020, no accrued interest or penalties are included on the related tax liability line in the balance sheet.

4. RECENT ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncements Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. The new rules will be effective for the Company in the first quarter of 2021. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (“ASC 326”), authoritative guidance amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model, which is a new impairment model based on expected losses. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity, which simplifies the guidance for certain convertible debt instruments by removing the separation models for convertible debt with a cash conversion feature or convertible instruments with a beneficial conversion feature. As a result, convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company expects the primary impacts of this new standard will be to increase the carrying value of its Convertible Debt and reduce its reported interest expense. In addition, the Company will be required to use the if-converted method for calculating diluted earnings per share. The Company is currently evaluating the impact the adoption of this standard will have on its condensed consolidated financial statements.

No other recent accounting pronouncements were issued by FASB and the SEC that are believed by management to have a material impact on the Company’s present or future unaudited condensed consolidated financial statements.

5. EQUIPMENT AND SOFTWARE LICENSES

Equipment and software licenses consist of the following:

	September 30,	December 31,
	2020	2019
Equipment and software	$599,141	$489,151
Software licenses	1,302,141	868,041
	1,901,282	1,357,192
Less - Accumulated depreciation and amortization	(1,310,609)	(1,147,188)
	$590,673	$210,004

F-10

Depreciation and amortization expense related to assets for the three and nine months ended September 30, 2020 and 2019 was approximately $54,474 and $179,214 and $76,832 and $245,599, respectively.

Included in the above paragraph is depreciation and amortization expense related to leased assets for the three and nine months ended September 30, 2020 of approximately $39,103 and $127,466, and $67,542 and $216,269 for the three and nine months ended September 30, 2019, respectively.

During the nine month period ended September 30, 2019, the Company disposed of $513,778 of equipment and software and related accumulated depreciation of $494,292, for proceeds of $31,699 which resulted in a gain $12,213.

6. INTANGIBLE ASSETS

Intangible Assets

As of September 30, 2020

	Useful Life	Cost	Accumulated Amortization	Net Book Value

Service Contracts	5	$1,012,335	$506,378	$505,957

There was approximately $50,638 and $151,913 of amortization expense for the three and nine month period ended September 30, 2020. There was approximately $50,598 and $151,638 of amortization expense for the three and nine month period ended September 30, 2019. Service contracts are amortized based on the future undiscounted cash flows or straight – line basis over estimated remaining useful lives of five years.

Over the next four fiscal years annual amortization expense for these finite life intangible assets will total approximately $505,957 as follows: remainder of fiscal 2020 - $50,638, fiscal 2021 - $202,551, fiscal 2022 - $202,551, fiscal 2023- $50,217.

Long-lived assets, including purchased intangibles subject to amortization, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company regularly evaluates whether events and circumstances have occurred that indicate possible impairment and relies on a number of factors, including operating results, business plans, economic projections, and anticipated future cash flows. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether the assets are recoverable. As of September 30, 2020, the Company has not recorded any impairments.

7. ACCRUED LIABILITIES

	September 30,	December 31,
	2020	2019
Accrued compensation	$179,349	$128,942
Accrued sales tax	53,284	140,683
Accrued franchise tax	7,654	5,000
Accrued professional fees and other payables	289,147	204,456
Total accrued liabilities	$529,434	$479,081

F-11

8. FACTORING CREDIT FACILITY

The Company has agreements with an unrelated third party for factoring of specific accounts receivable. Under this arrangement, the Company has transferred the relevant receivables to the factor in exchange for cash and is prevented from selling or pledging the receivables. The agreement provides for an advanced rate of 90% with a fee of 1.9% to be charged on the gross face amount of the invoices purchased for 30 days, and an additional 0.06% charge for each additional day until the invoice(s) are paid. The Company has retained late payment and credit risk related to the factored receivables and therefore continues to recognize the factored receivables in their entirety on its balance sheet. The receivables under factoring arrangements are recorded within accounts receivable and factoring credit facility. The Company has recognized $0 and $0 and $9,245 and $16,728 in interest expense related to these arrangements for the three and nine months ended September 30, 2020 and 2019, respectively.

9. FINANCE LEASE OBLIGATIONS

Finance Lease Obligations

The Company finances certain property and equipment using finance leases. These leases range from one to five years. The finance lease obligations represent the present value of the minimum lease payments, net of imputed interest. The finance lease obligations are secured by the underlying leased assets. Leases are payable in monthly installments ranging from $354 to $10,813 including interest, ranging from 3.6% to 13.2% per annum.

Future minimum lease payments, including principal and interest, under the finance leases for subsequent years are as follows:

Year ended
Remainder of 2020	$162,958
2021	150,062
2022	131,380
2023	118,341
2024	63,340

Total	626,081
Less: interest	(98,243)
Present value of net minimum lease payments	527,838

Short term	124,231
Long term total	$403,607

Lease payments for the three and nine months ended September 30, 2020 and 2019 aggregated approximately $52,385 and $199,047 and $123,111 and $386,385, respectively.

The finance lease obligations are secured by underlying leased assets with a net book value of approximately $548,153 and $125,553 as of September 30, 2020 and December 31, 2019, respectively.

Operating Lease

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option will result in an economic penalty. All of the Company’s real estate leases are classified as operating leases.

F-12

Most real estate leases include one or more options to renew, with renewal terms that generally can extend the lease term for an additional four to five years. The exercise of lease renewal options is at the Company’s discretion. The Company evaluates renewal options at lease inception and on an ongoing basis and includes renewal options that it is reasonably certain to exercise in its expected lease terms when classifying leases and measuring lease liabilities. Lease agreements generally do not require material variable lease payments, residual value guarantees or restrictive covenants.

The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease within a particular currency environment. The Company used incremental borrowing rates as of January 1, 2019 for operating leases that commenced prior to that date.

The Company’s weighted average remaining lease term and weighted average discount rate for operating leases as of September 30, 2020 are:

Weighted average remaining lease term	50 Months
Weighted average incremental borrowing rate	5.0%

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized in the unaudited condensed consolidated balance sheet as of September 30, 2020:

Remainder of 2020	$31,617
2021	105,615
2022	129,392
2023	131,859
2024	120,871
Total undiscounted future minimum lease payments	519,354
Less: Imputed interest	(51,489)
Present value of operating lease obligation	$467,865

The Company has one leased facility which is office, manufacturing, and warehouse space. The Company is responsible for real estate taxes, utilities, and repairs under the terms of certain of the operating leases. Therefore, all lease and non-lease components are combined and accounted for as single lease component.

For the three and nine months ended September 30, 2020, the components of lease expense, included in cost of services and general and administrative expenses and the related interest expense in the consolidated statements of operations income, are as follows:

	Three months ended September 30, 2020	Nine months ended September 30, 2020
Operating lease cost:
Operating lease cost	$30,946	$92,840
Finance lease cost:
Amortization of financed lease assets	$39,104	$127,466
Interest expense	11,375	18,768
Total lease cost	$50,479	$146,234

F-13

10. NOTE PAYABLE

On May 2, 2020, the Company entered into a Paycheck Protection Program loan for $710,500 in connection with the CARES Act related to COVID-19. $395,411 of the Paycheck Protection Program loan is classified as current. The promissory note has a fixed payment schedule, commencing ten months following the funding of the note and consisting of seventeen monthly payments of principal and interest, with the principal component of each payment based upon the level of amortization of principal over a two year period from the funding date. A final payment for the unpaid principal and accrued interest will be payable no later than May 2, 2022. The note will bear interest at a rate of 1.00% per annum and is deferred for the first six months of the loan. Certain portions of the loan and accrued interest may qualify for loan forgiveness based on the terms of the program.

11. CONVERTIBLE NOTES PAYABLE

The Company follows beneficial conversion feature guidance in ASC 470-20, which applies to convertible stock as well as convertible debt. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as interest over the life of the instrument, if a stated maturity date exists, or to the earliest conversion date, if there is no stated maturity date. If the earliest conversion date is immediately upon issuance, the expense must be recognized at inception. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

During September 2020, the Company entered several promissory notes with various investors of the Company with a face value of $500,000 (“the Notes”). The Notes have a beneficial conversion feature valued at $75,000, which is recorded as a discount. The total discount on the Notes will be amortized over the life of the Notes and recorded as interest expense. The notes have an interest rate of 8% and are payable quarterly and twelve months after issuance, 1/12 of the principle will repaid monthly. The principle and interest of the note is convertible into the Company’s common stock at a purchase price of the lesser of $0.40 per common share at any time after issuance or a 25% discount of the common stock price of a Qualified Offering.

12. STOCK BASED COMPENSATION

Number of options outstanding:
2018 Equity Incentive Plan	7,418,344
Options granted not part of a shareholder approved plan	2,200,000

September 30, 2020	9,618,344

The Board of Directors approved the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). The purpose of the 2018 Plan is to provide additional incentives to select persons who can make, are making, and continue to make substantial contributions to the growth and success of the Company, to attract and retain the employment and services of such persons, and to encourage and reward such contributions, by providing these individuals with an opportunity to acquire or increase stock ownership in the Company through either the grant of options or restricted stock. The 2018 Plan is administered by the Compensation Committee or such other committee as is appointed by the Board of Directors pursuant to the 2018 Plan (the “Committee”). The Committee has full authority to administer and interpret the provisions of the 2018 Plan including, but not limited to, the authority to make all determinations with regard to the terms and conditions of an award made under the 2018 Plan. The maximum number of shares that may be granted under the 2018 Plan is 8,000,000. This number is subject to adjustment to reflect changes in the capital structure or organization of the Company.

F-14

The following table reflects the stock options for the nine months ended September 30, 2020:

A summary of stock option activity is as follows for the Shareholder Approved 2018 Equity Incentive Plan:

Number of options outstanding:
Beginning of year	6,939,178
Granted	2,825,000
Exercised, converted	-
Forfeited	(145,834)

September 30, 2020	9,618,344

Number of options exercisable at end of period	5,778,236
Number of options available for grant at end of period	3,840,108

Weighted average option prices per share:	0.30
Granted during the period	$0.35
Exercised during the period	-
Terminated during the period	$0.60
Outstanding at end of the period	$0.40
Exercisable at end of period	$0.40

Stock-based compensation expense attributable to stock options was $230,867 and $515,309 for the three and nine month periods ended September 30, 2020 and $149,436 and $420,223 for the three and nine month periods ended September 30, 2019. As of September 30, 2020, there was approximately $1,276,000 of unrecognized compensation expense related to unvested stock options outstanding, and the weighted average vesting period for those options was 3 years.

During the nine month period ended September 30, 2020, the Company granted options to purchase 625,000 shares of common stock with an average vesting period of 3 years, an average expected life of 6.5 years and an average exercise price of $0.35 per common share. Total value was approximately $250,700.

On August 4, 2020, the Company issued an option to an employee to purchase up to 2,000,000 shares of common stock at a per common share price of $0.34 per common share and an average expected life of 6.5 years. The option vests over 5 years; 400,000 shares on the employees 12 month anniversary and vests the remaining 1,600,000 shares 1/48th per month over the following 48 months. Total value of this option was $597,214. These shares were not part of the Shareholder approved stock option plan and issued as an inducement of the employee.

On August 27, 2020, the Company issued an option to an employee to purchase up to 200,000 shares of common stock at a per common share price of $0.35 per common share and an average expected life of 6.5 years. The option vested immediately. Total value of this option was $61,172. These shares were not part of the Shareholder approved stock option plan and issued as an inducement of the employee.

During the nine month period ended September 30, 2019, the Company granted options to purchase 1,325,000 shares of common stock with an average vesting period of 3 years, an average expected life of 6.5 years and an average exercise price of $0.61 per common share. Total value was approximately $755,000.

	2020	2019

Expected option life (years)	7.5	6.5
Expected stock price volatility	114-116%	137-145%
Expected dividend yield	—%	—%
Risk-free interest rate	2.07%	2.40–2.90%

The only warrants remaining are related to the Gamwell contract acquisition. The warrant can be exercised for 122,752 of the Company’s common stock at an exercise price of $0.375 per share and expires April 23, 2028.

F-15

13. COMMON STOCK

During the nine months ended September 30, 2020 and 2019, the Company issued the following stock:

2020

During the three months ended September 30, 2020, the Company entered into three consulting agreements in which 1,250,000 shares of common stock, valued at $0.35 per share, were to be issued for consulting services. Subsequent to September 30, 2020, the 1,250,000 shares were issued. At September 30, 2020, approximately $26,000 was included in accrued expenses related to these services

2019

Issued 101,334 shares of common stock and received $38,000 with no material fees.

Issued 533,333 shares of common stock and received approximately $200,000 with no material fees.

14. RELATED PARTY TRANSACTIONS

The Company contracted with Norco Professional Services, LLC. (“Norco”) to provide consulting services. The Company spent approximately $57,500 for the nine-month period ended September 30, 2020. Norco is owned by Andrew J. Norstrud, who joined the Company in January of 2019, as the Company’s Chief Financial Officer. The Company continues to contract Andrew Norstrud’s services through Norco.

The above related party transactions are not necessarily indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent parties.

15. SIGNIFICANT CUSTOMERS

The Company had significant customers in each of the quarters presented. A significant customer is defined as one that makes up ten percent or more of total revenues in a particular quarter or ten percent of outstanding accounts receivable balance as of end of the period.

Net revenues for the three and nine months ended September 30, 2020 and 2019 include revenues from significant customers as follows:

	Three Month Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Customer A	44%	45%	41%	48%
Customer C	27%	7%	31%	9%

Accounts receivable balances as of September 30, 2020 and December 31, 2019 from significant customers are as follows:

	September 30,	December 31,
	2020	2019
Customer A	83%	75%
Customer D	0%	17%
Customer E	15%	0%

16. SUBSEQUENT EVENTS

During October 2020, the Company entered convertible promissory notes with investors of the Company with a face value of $450,000 (“the Notes”) for a total of $450,000 cash proceeds. The Notes have a beneficial conversion feature valued at $221,250, which is recorded as a discount. The total discount on the Notes will be amortized over the life of the Notes and recorded as interest expense. The notes have an interest rate of 8% and is payable in full in twenty-four months with interest payable quarterly and twelve months after issuance, 1/12 of the principle will be due monthly. The principle and interest of the note is convertible into the Company’s common stock at a purchase price of the lesser of $0.40 per common share at any time after issuance or 25% of the common stock price of a Qualified Offering.

Subsequent to September 30, 2020, the Company issued 1,250,000 shares of common stock valued at $0.35 per share for consulting services to be rendered over the next 18 months.

Subsequent to September 30, 2020, the Company issued a warrant to a consultant to purchase up to 750,000 shares of common stock at a per common share price of $0.625 per common share. The consulting contract is eighteen months and the warrant term is eighteen months. The warrant vested immediately. Total value of this warrant was approximately $174,000.

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of nDivision Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of nDivision Inc. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/  Friedman LLP

We have served as the Company’s auditor since 2018.

Marlton, New Jersey
March 25, 2020

F-17

NDIVISION INC

CONSOLDIATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash	$1,757,695	$154,941
Accounts receivable, net (allowance for doubtful accounts was $10,000 at December 31, 2019 and $0 at December 31, 2018)	548,825	478,174
Prepaid expenses	107,428	72,974
Total current assets	2,413,948	706,089

Equipment and software licenses - at cost, less accumulated depreciation and amortization	210,004	497,833

Other assets
Intangible asset, less accumulated amortization	657,871	860,422
Right-of-use asset	542,975	-
Total other assets	1,200,846	860,422

Total assets	$3,824,798	$2,064,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$137,582	$131,850
Accrued liabilities	479,081	538,783
Deferred revenue	1,977,825	-
Factoring credit facility	-	169,257
Note payable	-	13,358
Current portion of acquisition note payable	57,492	113,598
Current portion of operating lease payable	124,452	-
Current portion of finance lease obligations	129,532	392,200
Total current liabilities	2,905,964	1,359,046

Acquisition note payable	14,666	77,579
Operating lease payable, net of current portion	412,302	-
Finance lease obligations, net of current portion	27,006	36,654
Total long-term liabilities	453,974	114,233

Commitments

Stockholders' equity
Preferred stock, $0.001 par value, 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 180,000,000 shares authorized, and 41,249,783 and 40,504,005 shares issued and outstanding, respectively	41,250	40,504
Additional paid in capital	6,037,767	5,184,493
Accumulated deficit	(5,614,157)	(4,633,932)
Total stockholders' equity	464,860	591,065
Total liabilities and stockholders' equity	$3,824,798	$2,064,344

The accompanying notes are an integral part of these audited consolidated financial statements

F-18

NDIVISION INC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2019	2018
Revenue
Product sales	$-	$67,624
Service revenue	5,872,767	4,136,297
Net revenues	5,872,767	4,203,921

Product costs	-	22,277
Service costs	3,794,196	3,496,294
Cost of revenues	3,794,196	3,518,571
Gross profit	2,078,571	685,350

Operating expenses
Selling, general and administrative expenses	3,008,496	2,984,198
Change in contingent consideration	(30,757)	-
	2,977,739	2,984,198

Loss from operations	(899,168)	(2,298,848)

Other expense
Interest expense	(81,057)	(94,773)
Other expense	(81,057)	(94,773)

Net loss before income tax	(980,225)	(2,393,621)

Income tax expense	-	-

Net loss	(980,225)	(2,393,621)

Basic and diluted loss per share	$(0.02)	$(0.06)

Weighted average shares outstanding	41,014,810	38,365,165

The accompanying notes are an integral part of these audited consolidated financial statements

F-19

NDIVISION INC

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Total
	Common Stock	Common Stock	Additional Paid	Accumulated	Shareholders'
	Shares	Par	In Capital	Deficit	(Deficit) Equity

Balance, December 31, 2017	27,500,000	$27,500	$1,566,161	$(2,240,311)	$(646,650)

Effect of reverse acquisition on February 13, 2018:
Adjustement for reverse acquisition	4,400,000	4,400	(18,285)	-	(13,885)

Amortization of stock option and warrant expense	-	-	403,325	-	403,325

Common stock issued for services	13,158	13	4,987	-	5,000

Warrant issued for acquisition of contracts	-	-	21,158	-	21,158

Common stock issued for cash, net	8,590,847	8,591	3,207,147	-	3,215,738

Net loss	-	-	-	(2,393,621)	(2,393,621)

Balance, December 31, 2018	40,504,005	$40,504	$5,184,493	$(4,633,932)	$591,065

Amortization of stock option and warrant expense	-	-	566,019	-	566,019

Common stock issued for cash, net	745,778	746	287,255	-	288,001

Net loss	-	-	-	(980,225)	(980,225)

Balance, December 31, 2019	41,249,783	$41,250	$6,037,767	$(5,614,157)	$464,860

The accompanying notes are an integral part of these audited consolidated financial statements

F-20

NDIVISION INC

CONSOLIDATED STATEMENTS OF CASH FLOW

	Years Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(980,225)	$(2,393,621)
Adjustments to reconcile net loss to net cash provided (used) operating activities
Depreciation and amortization	511,142	568,055
Provision for doubtful accounts	22,413	-
Non-cash lease expense	12,968	-
Stock based compensation	566,019	403,325
Gain on sale of assets	4,533	-
Stock issued for services	-	5,000
Change in contingent consideration	(30,757)	-
Changes in assets and liabilities
Accounts receivable	(93,064)	(1,919)
Prepaid expenses	135,221	(6,224)
Accounts payable and accrued liabilties	(53,970)	(426,370)
Deferred revenue	1,977,825	-
Operating lease payable	(19,189)	-
Net cash provided by (used in) by operating activities	2,052,916	(1,851,754)

Cash flows from investing activities
Acquisition of contracts	-	(800,000)
Repayment of debt related to acquisition	(88,262)	-
Proceeds from sale of equipment and software license	31,699	-
Acquisition of equipment and software licenses	(56,994)	(26,364)
Net cash used in investing activities	(113,557)	(826,364)

Cash flows from financing activities
Lines of credit, net	-	(92,075)
Proceeds from issuance of common stock, net	288,001	3,215,738
(Repayment of) proceeds of factor credit facility	(169,257)	169,257
Repayments of loans from officers	-	(137,000)
Repayments of note payable	(13,358)	(32,138)
Repayment of finance lease obligations	(441,991)	(418,656)
Net cash (used in) provided by financing activities	(336,605)	2,705,126

Net increase in cash	1,602,754	27,008
Cash, beginning of period	154,941	127,933
Cash, end of period	$1,757,695	$154,941

Supplemental cash flow disclosures
Interest paid	$60,024	$52,437
Non-cash financing activities
Operating lease asset obtained in exchange for operating lease obligation	$555,943	$-
Consideration for the purchase of contracts	$-	$212,335

The accompanying notes are an integral part of these audited consolidated financial statements

F-21

nDivision Inc.

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

1. DESCRIPTION OF BUSINESS

nDivision Inc. (“nDivision” or the “Company”) was incorporated under the laws of the state of Texas. nDivision’s registered office is located at located at 7301 N. State Highway 161, Suite 100, Irving, TX, 75039. The Company provides managed IT services and project-based professional services in the information technology industry, selling its services directly to customers and through global service providers (GSP). The Company operates in most states of the United States of America.

On February 13, 2018, Go2Green Landscaping, Inc., a Nevada corporation (the “Registrant”) executed an Agreement and Plan of Merger (the “Merger Agreement”) with nDivision Inc., and NDI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Registrant (“Acquisition”) whereby Acquisition was merged with and into nDivision (the “Merger”) in consideration for Twenty Seven Million Five Hundred Thousand (27,500,000) newly-issued shares of Common Stock of the Company (the “Merger Shares”).

As a result of the Merger, nDivision became a wholly-owned subsidiary of the Registrant and following the consummation of the Merger and giving effect to the issuance of the Merger Shares and the retirement of 10,000,000 shares of the then 14,400,000 shares issued and outstanding of the Registrant by its principal stockholders, the stockholders of nDivision beneficially owned approximately seventy percent (70%) of the issued and outstanding Common Stock of the Registrant.

For accounting purposes, nDivision was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of the Company. Accordingly, nDivision’s assets, liabilities and results of operations are the historical consolidated financial statements of the Company and the Company’s assets, liabilities and results of operations are consolidated with nDivision effective as of the date of the Merger. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

On February 26, 2018, the Company executed an Asset Purchase Agreement (the “Agreement”) with Gamwell Technologies Inc., a Texas corporation (“Gamwell”). Gamwell is engaged in the business of providing managed services, VIOP telephone, security consulting and professional services to its customers.

F-22

As a result of the Agreement, nDivision acquired various managed services contracts (the “Purchased Contracts”) from Gamwell. As consideration for the Purchased Contracts, nDivision paid $800,000 (the “Cash Consideration”) to Gamwell. In addition, Gamwell received a promissory note (the “Promissory Note”) in an amount that equals fourteen (14) multiplied by the closing monthly recurring revenue from managed services. The Promissory Note was originally estimated at approximately $191,177 based on the closing monthly recurring revenue. Gamwell also received warrants (the “Warrants”) to purchase common stock of the Company equal to one fourth percent (0.25%) of the outstanding stock of the Company as of the agreement date. The Warrants were valued at approximately $21,158. The consideration for the contracts purchased was approximately $1,012,335. The Cash Consideration, Promissory Note and Warrants shall be defined as the “Purchase Price” and can be adjusted after one year, based on the newly calculated monthly recurring revenue.

The Company calculated an approximate 3% decline in the purchased contracts monthly recurring revenue and recognized a gain in contingent consideration of $30,757 and reduced the loan $30,757.

Since February 13, 2018, the Company has sold 9,336,625 shares of the Registrant’s common shares at approximately $0.375 - $0.45 per share for $3,503,738. There were no material fees paid in association with these shares being sold.

On April 9, 2018, the parent company Go2Green Landscaping, Inc. changed its name to nDivision Inc. and changed the ticker symbol to NDVN.

2. LIQUIDITY

The Company has experienced significant losses and negative cash flows from operations in the past. Management has secured new managed services contracts, implemented a strategy which includes cost reduction efforts, as well as identifying strategic acquisitions to improve the overall profitability and cash flows of the Company.

During the fiscal year ended December 31, 2019, the Company sold 745,778 shares of common stock at a price of approximately $0.37 - $0.45 per share for $288,000.

The Company has entered into a factoring agreement to provide short term working capital. The Company receives 90% of the factored receivables for a fee of 1.9% of the factored invoice. As of March 24, 2020, the Company has no factored invoices.

Management intends to finance operating costs over the next twelve months from the date of the issuance of these consolidated financial statements with existing cash on hand, expected cash flow from operations and short-term debt from the factoring of receivables. With the prepayment of annual services from two customers, the current monthly recurring revenue and the existing cash on hand, management believes the expected cash flow from operations and cash on hand will be sufficient to finance operations over the next twelve months from the date of this report.

3. SUMMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Principles of Consolidation

The consolidated financial statements include the accounts and transactions of the Company and its wholly owned subsidiaries. All significant inter-company accounts and transactions are eliminated in consolidation.

F-23

Use of Estimates

Management uses estimates and assumptions in preparing these consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Reclass

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported assets, liabilities, or net loss. The Company reclassed approximately $2,337,164 from selling, general and administrative expense to service costs in 2018.

Revenue Recognition

Topic ASC 606 is effective as of the annual reporting period beginning after December 15, 2017 using either of two methods: (1) retrospective application of Topic ASC 606 to each prior reporting period presented with the option to elect certain practical expedients as defined within Topic ASC 606 or (2) retrospective application of Topic ASC 606 with the cumulative effect of initially applying Topic ASC 606 recognized at the date of initial application and providing certain additional disclosures as defined per Topic ASC 606. The Company adopted Topic ASC 606 pursuant to the method (2) and we determined that any cumulative effect for the initial application did not require an adjustment to retained earnings at January 1, 2018.

For revenue recognition arrangements that we determine are within the scope of Topic ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company recognizes revenue upon completion of our performance obligations or expiration of the contractual time to use services such as professional service hours purchased in bulk for a given time period. Any early termination fees are recognized in the period the contract is terminated and the termination invoice is paid.

Cash and Cash Equivalents

For purposes of the consolidated financial statements, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

The Company’s cash balances are primarily maintained at two separate banks. Balances are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect. An allowance for doubtful accounts is recorded, as a charge to bad debt expense, where collection is considered to be doubtful due to credit issues. These allowances together reflect the Company’s estimate of potential losses inherent in accounts receivable balances, based on historical loss and known factors impacting its customers. Management has determined that a $10,000 and $0 allowance was required for the fiscal years ended December 31, 2019 and 2018, respectively. The Company does not accrue interest on past due receivables.

F-24

Intangible Assets

Customer contracts acquired were recorded at their estimated fair value at the date of acquisition and are being amortized over their estimated useful life of five years using the straight-line method.

Impairment of Long-lived Assets

The Company records an impairment of long-lived assets used in operations, other than goodwill, when events or circumstances indicate that the asset might be impaired and the estimated undiscounted cash flows to be generated by those assets over their remaining lives are less than the carrying amount of those items. The net carrying value of assets not recoverable is reduced to fair value, which is typically calculated using the discounted cash flow method. The Company did not record any impairment during the years ended December 31, 2019 and December 31, 2018.

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, are cash and accounts receivable. See Note 15 for significant customer concentration disclosure.

Cash is maintained with two separate major financial institutions in the United States and may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand, and, therefore, bear minimal risk.

Equipment and Software Licenses

Equipment and software licenses are stated at cost. Depreciation is calculated using the straight-line method over an estimated useful life of one to ten years.

Earnings and Loss per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average common shares outstanding for the period. Diluted loss per share is computed giving effect to all potentially dilutive common shares. Potentially dilutive common shares may consist of incremental shares issuable upon the exercise of stock options and warrants and the conversion of notes payable to common stock. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. There were approximately 2,585,177 and 2,582,667 of common stock equivalents excluded for the fiscal years ended December 31, 2019 and 2018, respectively because their effect is anti-dilutive.

Marketing Costs

Marketing costs, which are expensed as incurred, totaled approximately $92,144 and $12,540 for the fiscal years ended December 31, 2019 and 2018, respectively and is included in selling, general and administrative expenses.

Stock-Based Compensation

Compensation expense related to share-based transactions, including employee stock options, is measured in the financial statements based on a determination of the fair value. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all stock options, the Company recognizes expense over the requisite service period on a straight-line basis (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility and expected term. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

See Note 11 for the assumptions used to calculate the fair value of stock-based employee and non-employee compensation.

F-25

Leases

Leases of assets where the Company has assumed substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are recognized at the lower of the fair value of the leased assets and the present value of the minimum lease payments. The interest element of the finance leases is accounted for as finance costs and expensed over the lease term using the effective interest rate method.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company has determined the deferred tax assets and liabilities on the basis of the differences between the financial statement and tax basis of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize our deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2019, no accrued interest or penalties are included on the related tax liability line in the balance sheet.

4. RECENT ACCOUNTING PRONOUNCEMENTS

New Accounting Pronouncements Recently Adopted

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases.” The amendments in ASU 2018-10 clarify, correct or remove inconsistencies in the guidance provided under ASU 2016-02 related to sixteen specific issues identified. Also in July 2018, the FASB issued ASU No. 2018-11 “Leases (Topic 842): Targeted Improvement” which now allows entities the option of recognizing the cumulative effect of applying the new standard as an adjustment to the opening balance of retained earnings in the year of adoption while continuing to present all prior periods under previous lease accounting guidance. The effective date and transition requirements for these two ASUs are the same as the effective date and transition requirements as ASU 2016-02. The Company recognized right-of-use assets and a corresponding liability of $555,943 for an operating lease with a term in excess of 12 months.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The standard became effective for the Company in the first quarter of 2019. The adoption of this standard does not have a material impact on the condensed consolidated financial statements.

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In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard became effective in the first quarter of fiscal year 2019. The adoption of this standard does not have a material impact on the condensed consolidated financial statements.

New Accounting Pronouncements Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount. The new rules will be effective for the Company in the first quarter of 2021. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (“ASC 326”), authoritative guidance amending how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance requires the application of a current expected credit loss model, which is a new impairment model based on expected losses. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and related disclosures.

No other recent accounting pronouncements were issued by FASB and the SEC that are believed by management to have a material impact on the Company’s present or future consolidated financial statements.

5. EQUIPMENT AND SOFTWARE LICENSES

Equipment and software licenses consist of the following:

	December 31, 2019	December 31, 2018

Equipment and software	$489,151	$1,124,245
Software licenses	868,041	966,754
	1,357,192	2,090,999
Less - Accumulated depreciation and amortization	(1,147,188)	(1,593,166)
	$210,004	$497,833

During the year ended December 31, 2019, the Company disposed of $790,803 of equipment and software and related accumulated depreciation of $754,570, for proceeds of $31,699 which resulted in a gain $4,533.

Depreciation and amortization expense related to owned assets for the fiscal years ended December 31, 2019 and 2018 was approximately $31,614 and $40,698 respectively.

Depreciation and amortization expense related to leased assets for the fiscal years ended December 31, 2019 and 2018 was approximately $276,505 and $375,444, respectively.

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6. INTANGIBLE ASSETS

Intangible Assets

As of December 31, 2019

	Useful Life	Cost	Accumulated Amortization	Net Book Value

Service Contracts	5	$1,012,335	$354,464	$657,871

There was approximately $202,551 of amortization expense for the fiscal year ended December 31, 2019. There was approximately $151,913 of amortization expense for the fiscal year ended December 31, 2018. Service contracts are amortized based on the future undiscounted cash flows or straight – line basis over estimated remaining useful lives of five years.

Over the next four years, annual amortization expense for these finite life intangible assets will total approximately $657,871, as follows: fiscal 2020 - $202,551, fiscal 2021- $202,551, fiscal 2022- $202,551, fiscal 2023 - $50,218.

Long-lived assets, including purchased intangibles subject to amortization, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company regularly evaluates whether events and circumstances have occurred that indicate possible impairment and relies on several factors, including operating results, business plans, economic projections, and anticipated future cash flows. The Company uses an estimate of the future undiscounted net cash flows of the related asset or asset group over the remaining life in measuring whether the assets are recoverable, as of December 31, 2019, the Company has not recorded any impairments.

7. ACCRUED LIABILITIES

	December 31,	December 31,
	2019	2018
Accrued compensation	$128,942	$156,139
Accrued sales tax	140,683	149,821
Accrued franchise tax	5,000	35,000
Accrued professional fees and other payables	204,456	197,823
Total accrued liabilities	$479,081	$538,783

8. FACTORING CREDIT FACILITY

The Company has agreements with an unrelated third party for factoring of specific accounts receivable. Under this arrangement, the Company has transferred the relevant receivables to the factor in exchange for cash and is prevented from selling or pledging the receivables. The agreement provides for an advanced rate of 90% with a fee of 1.9% to be charged on the gross face amount of the invoices purchased for 30 days, and an additional 0.06% charge for each additional day until the invoice(s) are paid. The Company has retained late payment and credit risk related to the factored receivables and therefore continues to recognize the factored receivables in their entirety on its balance sheet. The receivables under factoring arrangements are recorded within accounts receivable and factoring credit facility. The balance of the accounts receivable amount factored, and the related factor payable are $0 and $169,257 as of December 31, 2019 and 2018, respectively. The Company has recognized $24,676 and $19,011 in interest expense related to these arrangements for the fiscal year ended December 31, 2019 and 2018, respectively.

9. NOTES PAYABLE

	December 31,	December 31,
	2019	2018
The Company obtained an $85,670 promissory note with a maturity date of June 30, 2019, an interest rate of 6%, which is repayable in monthly installments of principal and interest of $2,270. The note is unsecured. The note has been fully repaid as of December 31, 2019.	$-	$13,358

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10. LEASE OBLIGATIONS

Finance Lease Obligations

The Company finances certain property and equipment using finance leases. These leases range from one to five years. The finance lease obligations represent the present value of the minimum lease payments, net of imputed interest. The finance lease obligations are secured by the underlying leased assets. Leases are payable in monthly installments ranging from $225 to $15,530 including interest, ranging from 3.6% to 55.9% per annum.

Future minimum lease payments, including principal and interest, under the finance leases for subsequent years are as follows:

Year ended
2020	$140,905
2021	20,701
2022	4,082
Total	165,688
Less: interest	(9,150)
Present value of net minimum lease payments	156,538
Short term	129,532
Long term total	$27,006

Lease payments for the years ended December 31, 2019 and 2018 aggregated approximately $494,691 and $650,620, respectively.

The finance lease obligations are secured by underlying leased assets with a net book value of approximately $125,553 and $450,834 as of December 31, 2019 and December 31, 2018, respectively.

Operating Lease

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option will result in an economic penalty. All of the Company’s real estate leases are classified as operating leases.

Most real estate leases include one or more options to renew, with renewal terms that generally can extend the lease term for an additional four to five years. The exercise of lease renewal options is at the Company’s discretion. The Company evaluates renewal options at lease inception and on an ongoing basis and includes renewal options that it is reasonably certain to exercise in its expected lease terms when classifying leases and measuring lease liabilities. Lease agreements generally do not require material variable lease payments, residual value guarantees or restrictive covenants.

The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease within a particular currency environment. The Company used incremental borrowing rates as of January 1, 2019 for operating leases that commenced prior to that date.

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During September 2019, the Company entered into a new lease for a Texas facility that commenced on October 1, 2019 and recorded a right of use asset and corresponding lease liability. Lease expense was $30,945 for the year ended December 31, 2019. Lease expense for the year ended December 31, 2019 includes $63,497 related to month to month lease expense and leases that expire in one year or less.

The Company’s weighted average remaining lease term and weighted average discount rate for operating leases as of December 31, 2019 are:

Weighted average remaining lease term	59 Months
Weighted average incremental borrowing rate	5.0%

For the year ended December 31, 2019, the components of lease expense, included in general and administrative expenses and interest expense in the consolidated statements of operations income, are as follows:

Operating lease cost:
Operating lease cost	$23,000
Finance lease cost:
Amortization of ROU assets	$446,877
Interest expense	30,938
Total lease cost	$500,812

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized in the consolidated balance sheet as of December 31, 2019:

2020	$124,452
2021	127,143
2022	129,841
2023	131,859
2024	98,894
Total undiscounted future minimum lease payments	612,189
Less: Imputed interest	(75,435)
Present value of operating lease obligation	536,754

The Company has one leased facility which is office, manufacturing and warehouse space. The Company is responsible for real estate taxes, utilities, and repairs under the terms of certain of the operating leases. Therefore, all lease and non-lease components are combined and accounted for as single lease component.

11. STOCK BASED COMPENSATION

The Board of Directors approved the Company’s 2018 Equity Incentive Plan (the “2018 Plan”). The purpose of the 2018 Plan is to provide additional incentives to select persons who can make, are making, and continue to make substantial contributions to the growth and success of the Company, to attract and retain the employment and services of such persons, and to encourage and reward such contributions, by providing these individuals with an opportunity to acquire or increase stock ownership in the Company through either the grant of options or restricted stock. The 2018 Plan is administered by the Compensation Committee or such other committee as is appointed by the Board of Directors pursuant to the 2018 Plan (the “Committee”). The Committee has full authority to administer and interpret the provisions of the 2018 Plan including, but not limited to, the authority to make all determinations with regard to the terms and conditions of an award made under the 2018 Plan. The maximum number of shares that may be granted under the 2018 Plan is 8,000,000. This number is subject to adjustment to reflect changes in the capital structure or organization of the Company.

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The following table reflects the stock options for year ended December 31, 2019 and 2018:

A summary of stock option activity is as follows:

	2019	2018

Number of options outstanding:
Beginning of year	$5,901,678	$752,062
Granted	1,325,000	6,405,314
Exercised, converted	-	-
Forfeited / exchanged / modification	(287,500)	(1,225,699)

End of year	6,939,178	5,937,677

Number of options exercisable at end of year	3,507,661	1,541,660
Number of options available for grant at end of year	1,060,822	2,098,323

Weighted average option prices per share:
Granted during the year	$0.61	$0.38
Exercised during the year	-	-
Terminated during the year	0.38	0.13
Outstanding at end of year	0.45	0.38
Exercisable at end of year	$0.39	$0.38

Stock-based compensation expense attributable to stock options was $566,019 for the year ended December 31, 2019. As of December 31, 2019, there was approximately $951,932 of unrecognized compensation expense related to unvested stock options outstanding, and the weighted average vesting period for those options was 3 years.

The Company granted options to purchase 1,325,000 shares of common stock with an average vesting period of 3 years, an average expected life of 6.5 years and an average exercise price of $0.61 per common share. Total value was approximately $755,000.

	2019	2018

Expected option life (years)	6.5	6.5
Expected stock price volatility	137-145%	51-135%
Expected dividend yield	—%	—%
Risk-free interest rate	2.40-2.90%	2.00%

The Company issued approximately 2,200,000 warrants related to three consulting agreements during the year ended December 31, 2018 and did not issue any warrants during the year ended December 31, 2019. The fair value of the warrants granted was approximately $61,780 for the year ended December 31, 2018. The compensation was recognized as stock compensation expense in the year ended December 31, 2018 as the warrants are immediately exercisable, regardless of the service period of the consulting agreements. This estimate was made using the Black-Scholes option pricing model using the weighted average assumptions detailed above. All of these warrants have since expired. The only warrants remaining are related to the Gamwell contract acquisition. The warrant can be exercised for 122,752 of the Company’s common stock at an exercise price of $0.375 per share and expire April 23, 2028.

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12. COMMON STOCK

During the years ended December 31, 2018 and December 31, 2019, the Company issued the following stock:

2018

nDivision recorded the issuance of 4,400,000 common shares and the assumed liabilities of approximately $13,885 in connection with the reverse acquisition.

nDivision issued 2,819,943 common shares and received approximately $1,000,000 with no material fees recorded.

nDivision issued 13,158 common shares for services provided to the Company during the year ended December 31, 2018. The services provided were valued at approximately $5,000.

nDivision issued 8,590,847 shares of common stock and received approximately $3,215,738 with no material fees.

2019

Issued approximately 745,778 shares of common stock and received $288,001 with no material fees.

13. RELATED PARTY TRANSACTIONS

The Company contracted with Norco Professional Services, LLC. (“Norco”) to provide consulting services. The Company spent approximately $90,000 for the year ended December 31, 2019 and approximately $55,000 for the year ended December 31, 2018. Norco is owned by Andrew J. Norstrud, who joined the Company in January of 2019, as the Company’s Chief Financial Officer. The Company continues to contract Andrew Norstrud’s services through Norco.

The above related party transactions are not necessarily indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent parties.

14. COMMITMENTS

Contract Purchase Price Adjustment

On the one-year anniversary of the Closing Date for the Gamwell contract purchase, nDivision will calculate (using the same methods and procedures used to calculate the aggregate monthly recurring revenue from the Purchased Contracts calculated on the Closing Date (the “Closing MRR”) the monthly recurring revenue for the Purchased Contracts that are still active or that have renewed their contract term (the “Anniversary MRR”), plus any monthly recurring revenue from new managed service contracts that are being invoiced at the one year anniversary of the Closing Date (the “New MRR”) (Anniversary MRR plus New MRR is referred to herein as the “Total MRR”). The Cash Consideration, the amount due under the Promissory Note and the number of shares issuable pursuant to the Warrants shall be adjusted as follows: (x) the Cash Consideration shall be decreased on the Closing Date, by the amount of Customer Prepayments, as defined in the agreement, if any; (y) the principal balance of the Promissory Note shall be decreased by an amount equal to the product of the MRR Percentage Decrease, as defined in the Agreement, multiplied by the Multiple Price, as defined in the Agreement, and (z) the Warrant Percentage shall be decreased by the MRR Percentage Decrease, if any. For clarity, the Purchase Price shall not be adjusted upward for any increase in monthly recurring revenue after Closing.

The Cash Consideration, Promissory Note and Warrants shall be defined as the “Purchase Price” and can be adjusted after one year, based on the newly calculated monthly recurring revenue. The Company calculated an approximate 3% decline in the purchased contracts monthly recurring revenue and recognized a gain in contingent consideration of $30,757 and reduced the loan $30,757.

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15. SIGNIFICANT CUSTOMERS

The Company had significant customers in each of the years presented. A significant customer is defined as one that makes up ten percent or more of total revenues in a particular quarter or ten-percent of outstanding accounts receivable balance as of the year end.

Net revenues for the years ended December 31, 2019 and 2018 include revenues from significant customers as follows:

	Year Ended December 31,
	2019	2018
Customer A	44%	42%
Customer B	2%	10%
Customer C	6%	0%

Accounts receivable balances as of December 31, 2019 and 2018 from significant customers are as follows:

	December 31,	December 31,
	2019	2018
Customer A	75%	74%
Customer B	0%	8%
Customer D	17%	0%

16. INCOME TAXES

Year Ended December 31,
	2019	2018
Current expense (benefit):
Federal	$-	$-
State	-	-
Total current expense (benefit):	-	-

Deferred expense (benefit):
Federal	-	-
State	-	-
Total deferred expense (benefit):	-	-

Total income tax expense (benefit):	$-	$-

A reconciliation of the Company’s tax provision for (benefit from) income taxes as computed by applying the U.S. statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2019	2018
Income at US Statutory Rate	$(211,240)	$(515,830)
Change in tax law	-	340,826
State taxes, net of Federal benefit	-	(52,000)
Valuation allowance	211,240	227,004
	$0	$0

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The net deferred income tax asset balance related to the following:

	Years Ended December 31,
	2019	2018

Net Operating Losses	$1,032,904	$974,283
Stock Options	250,182	131,318
Other	204	4,770
Total Deferred tax assets	$1,283,326	$1,110,371
Depreciation	(12,015)	(40,376)
Total deferred tax liability	$(12,015)	$(40,376)
Deferred tax asset (liability)	$1,271,311	$1,069,995
Valuation allowance	(1,271,311)	(1,069,995)
Net deferred tax asset (liability)	$-	$-

As of December 31, 2019, the Company had federal and state net operating loss carryforwards of approximately $4,628,700, which begin to expire in 2034.

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2019 and 2018, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company also considered whether there was any currently available information about future years. Because long-term contracts are not a significant part of the Company’s business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Moreover, the Company’s earnings are strongly influenced by national economic conditions and have been volatile in the past. Considering these factors, the Company determined that it was not possible to reasonably quantify future taxable income. The Company determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2019 and 2018.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which we operate or do business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

We record tax positions as liabilities in accordance with ASC 740 and adjust these liabilities when our judgement changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the recognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2019, and 2018 we have not recorded any uncertain tax positions in our financial statements.

We recognize interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. As of December 31, 2019, and 2018, no accrued interest or penalties are included on the related tax liability line in the consolidated balance sheet.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from December 31, 2014, to the present. Earlier years may be examined to the extent that the net operating loss carryforwards from those earlier years are used in future periods. The resolution of tax matters is not expected to have a material effect on the Company’s consolidated financial statements.

17. SUBSEQUENT EVENT

In December 2019, a novel strain of coronavirus (COVID-19) surfaced. The spread of COVID-19 around the world in the first quarter of 2020 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

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